Registration Statement No. 333-264388

Filed Pursuant to Rule 424(b)(2)

Amendment No. 3 dated October 1, 2024 to the Pricing Supplement dated February 14, 2023 to the Product Supplement dated June 21, 2022, the Prospectus dated May 26, 2022 and the Series I Senior Medium-Term Notes Prospectus Supplement dated May 26, 2022

Issued by Bank of Montreal

1,500,000* Notes MicroSectorsTM Energy 3X Leveraged ETNs due January 29, 2043

This pricing supplement relates to the MicroSectorsTM Energy 3X Leveraged Exchange Traded Notes due January 29, 2043 (the “notes”) that Bank of Montreal may issue from time to time. The return on the notes is linked to a three times leveraged participation in the daily performance of the Solactive MicroSectors™ Energy Index (the “Index”), which is described in this pricing supplement. The Index is a total return index that measures the performance of 12 highly liquid U.S. stocks from the energy and oil sector.

On October 1, 2024, the closing price of the notes on the NYSE Arca was $15.34 per note, and the closing Indicative Note Value per note was $15.2770.

The notes do not guarantee any return of principal at maturity, call or upon early redemption. Instead, you will receive a cash payment in U.S. dollars at maturity, a call by us or redemption at your option, based on a daily resetting three times leveraged participation in the performance of the Index, less a Daily Investor Fee, the Daily Financing Charge and, upon early redemption, a Redemption Fee Amount (each as described below). We discuss in more detail below how the payments on the notes will be calculated. Because these various fees may substantially reduce the amount of your investment at maturity, call or upon redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. You may lose some or all of your principal. Please see the “Summary” section below for important information relating to the terms and conditions of the notes.

The notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. The notes are designed to reflect a 3x leveraged long exposure to the performance of the Index on a daily basis (as described below), before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable. However, due to the daily resetting leverage, the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct long investment in the Index. Their performance over longer periods of time can differ significantly from their stated daily objectives. The notes are riskier than securities that have intermediate- or long-term investment objectives, and may not be suitable for investors who plan to hold them for a period other than one day or who have a “buy and hold” strategy. Accordingly, the notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking compounding leveraged investment results. Investors should actively and continuously monitor their investments in the notes, even intra-day. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive. You should proceed with extreme caution in considering an investment in the notes. Any payment on the notes is subject to the credit risk of Bank of Montreal.

The notes are unsecured and unsubordinated obligations of Bank of Montreal. Each note has a principal amount of $25. The notes do not bear interest. The notes are listed on the NYSE Arca, Inc., under the ticker symbol WTIU. The notes initially settled on February 17, 2023. The Investor Fee (based on a rate of 0.95% per annum) and the Daily Financing Charge (which is based on the Federal Reserve Bank Prime Loan Rate plus an amount that will initially be 2.75%, but which may be increased to up to 5.00% per annum) are deducted from the closing indicative value on a daily basis. If you elect for us to redeem your notes, your payment may be subject to a Redemption Fee Amount of 0.125%.

An investment in the notes involves significant risks and is not appropriate for every investor. Investors should regularly monitor their holdings of the notes to ensure that they remain consistent with their investment strategies. Any payment on the notes is subject to the credit risk of Bank of Montreal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks, including those described in the “Risk Factors” section beginning on page PS-11 of this pricing supplement, and the “Risk Factors” sections beginning on page PS-8 of the product supplement, page S-2 of the prospectus supplement and on page 8 of the prospectus.

The notes are our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

BMO CAPITAL MARKETS

You should read this pricing supplement together with the product supplement ETN 2x-3x dated June 21, 2022, the prospectus supplement dated May 26, 2022 and the prospectus dated May 26, 2022. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes. The contents of any website referred to in this pricing supplement are not incorporated by reference in this pricing supplement, the accompanying product supplement, prospectus supplement or prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ETN 2x-3x dated June 21, 2022:

https://www.sec.gov/Archives/edgar/data/0000927971/000121465922008201/b616220424b5.htm

•	Prospectus and prospectus supplement dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/927971/000119312522160519/d269549d424b5.htm

Our Central Index Key, or CIK, on the SEC website is 927971. As used in this pricing supplement, “we,” “us” or “our” refers to Bank of Montreal.

The notes described in this pricing supplement are not appropriate for all investors, and involve important legal and tax consequences and investment risks, which should be discussed with your professional advisers. You should be aware that the regulations of the Financial Industry Regulatory Authority, Inc., or FINRA, and the laws of certain jurisdictions (including regulations and laws that require brokers to ensure that investments are suitable for their customers) may limit the availability of the notes. This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus do not constitute an offer to sell or a solicitation of an offer to buy the notes in any circumstances in which such offer or solicitation is unlawful.

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus. You should read these documents in full, including the information in the “Risk Factors” sections, before making an investment decision.

General

Issuer:	Bank of Montreal

Principal Amount:	$25 per note

Aggregate Principal Amount:	1,500,000 notes outstanding as of October 3, 2024, representing an aggregate principal amount of $37,500,000.

Initial Trade Date:	February 14, 2023

Initial Issue Date:	February 17, 2023

Term:	Approximately 19 years and 11 months, subject to your right to require us to redeem your notes on any Redemption Date, our call right or our right to extend the maturity date, each as described below.

Maturity Date:	January 29, 2043, which is scheduled to be the third Business Day following the last Index Business Day in the Final Measurement Period. The Maturity Date for the notes may be extended at our option for up to two additional 5-year periods, as described in the product supplement. The Maturity Date is also subject to adjustment as described herein and under “Specific Terms of the Notes — Market Disruption Events” in the product supplement.

Listing:	The notes are listed on the NYSE Arca, Inc. (the “NYSE”) under the ticker symbol listed below. The CUSIP and ISIN numbers, and the Intraday Indicative Value ticker symbol, for the notes are:

Ticker Symbol	CUSIP Number	ISIN Number	Intraday Indicative Value Symbol
WTIU	06368L304	US06368L3042	WTIUIV

If an active secondary market develops, we expect that investors will purchase and sell the notes primarily in this secondary market.

Index:

The return on the notes is linked to a three times leveraged participation in the performance of the Solactive MicroSectors™ Energy Index, compounded daily as described in this document, minus the applicable fees.

The Index is a total return index that measures the performance of 12 highly liquid U.S. stocks from the energy and oil sector. Please see the section below, “The Index,” for additional information as to the Index and the methodology by which it is calculated.

The ticker symbol of the Index is “BIGOIL”. The sponsor of the Index (the "Index Sponsor") is Solactive AG.

Exchange Business Day:	“Exchange Business Day” means any day on which the primary exchange or market for trading of the notes is scheduled to be open for trading.

Index Business Day:	“Index Business Day” means any day on which the Index Sponsor publishes the closing level of the Index.

PS-1

Payments on the Notes

Interest Payments:	None.

Payment at Maturity/Cash Settlement Amount:	If you hold your notes to maturity, you will receive a cash payment in U.S. dollars at maturity in an amount equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Final Measurement Period. This amount will not be less than $0.

Final Measurement Period:

The 10 consecutive Index Business Days from and including the Calculation Date, subject to adjustment as described under “Additional Terms of the Notes – Market Disruption Events” in the product supplement.

If the Calculation Agent determines that the “aggregate market value” of the outstanding notes is less than or equal to $100,000,000 at the close of trading on the Index Business Day immediately preceding the Calculation Date, the Final Measurement Period will consist solely of the Calculation Date.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Calculation Date:	January 12, 2043

Indicative Note Value

Indicative Note Value:

On the Initial Trade Date, the Indicative Note Value of each note was equal to the Principal Amount of $25. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the closing Indicative Note Value will equal (a) the Long Index Amount on that Exchange Business Day minus (b) the Financing Level on that Exchange Business Day; provided that if that calculation results in a value less than or equal to $0, the closing Indicative Note Value will be $0. If the closing Indicative Note Value is $0 on any Exchange Business Day, or the Intraday Indicative Value at any time during the Core Trading Session (as defined below) on an Exchange Business Day, is less than or equal to $0, then the Indicative Note Value on all future days during the term of the notes will be $0. If the Indicative Note Value is $0, the Cash Settlement Amount will be $0.

The NYSE currently defines the “Core Trading Session” as 9:30AM to 4:00PM, New York time. This definition may change during the term of the notes.

Long Index Amount:	On the Initial Trade Date, the Long Index Amount was equal to the Daily Leverage Factor times the principal amount, which equals $75. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Index Performance Factor on that Exchange Business Day.

Daily Leverage Factor:	3

Market Disruption Events:

If a Market Disruption Event occurs or is continuing on any applicable Index Business Day on which the Index Performance Factor must be determined, the Calculation Agent will determine the Index Performance Factor for the notes on that day using an appropriate closing level of the Index for the applicable Index Business Day, taking into account the nature and duration of such Market Disruption Event. Furthermore, if a Market Disruption Event occurs and is continuing with respect to the notes on any Index Business Day (or occurred or was continuing on the immediately preceding Index Business Day), the calculation of the Index Performance Factor will be modified so that the applicable leveraged exposure does not reset until the first Index Business Day on which no Market Disruption Event with respect to the notes is continuing.

Please see the section of the product supplement, “Additional Terms of the Notes—Market Disruption Events” for additional information about Market Disruption Events.

PS-2

Calculation of the Financing Level

Financing Level:	On the Initial Trade Date, the Financing Level was equal to the Long Index Amount minus the principal amount on the Initial Trade Date, which was equal to $50. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Financing Level will equal (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times the Daily Financing Factor plus (b) the Daily Financing Charge on that Exchange Business Day, plus (c) the Daily Investor Fee on that Exchange Business Day.

Daily Financing Factor:	2

Index Performance Factor

Index Performance Factor:	On the Initial Trade Date, the Index Performance Factor was set equal to 1. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Index Performance Factor will equal (a) the Index Closing Level on that Exchange Business Day (or, if such day is not an Index Business Day, the Index Closing Level on the immediately preceding Index Business Day) divided by (b) the Index Closing Level on the immediately preceding Index Business Day, as determined by the Calculation Agent.

Daily Financing Charge

Daily Financing Charge:

On the Initial Trade Date, the Daily Financing Charge was $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Financing Charge will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Financing Factor times (c) the Daily Financing Rate divided by (d) 365 times (e) the number of calendar days since the last Exchange Business Day.

Because the Daily Financing Charge is calculated and added to the Financing Level on a daily basis, the net effect of the Daily Financing Charge accrues over time.

Daily Financing Rate:

The Daily Financing Rate will equal (a) the most recent bank prime loan rate published by the Board of Governors of the Federal Reserve System (the “Federal Reserve Bank Prime Loan Rate”); plus (b) the Financing Spread. This rate is based on the prime rates posted by large insured U.S.-chartered commercial banks. The bank prime loan rate will be the rate set forth on Bloomberg page “FCPR Index,” or any other successor applicable source reasonably determined by the Calculation Agent. Increases in the Federal Reserve Bank Prime Loan Rate will increase the Daily Financing Rate, and, all other things remaining equal, will reduce the return on the notes.

If the Calculation Agent determines that this rate is no longer published or available, the Calculation Agent may substitute a successor rate, with any applicable adjustments, as it reasonably determines to be appropriate under the circumstances.

Financing Spread:	As of the Initial Trade Date, 2.75%. The Financing Spread may be adjusted from time to time by the Calculation Agent, but in no case will it increase by more than 2.25% per annum, to a maximum amount of 5.00%. See “—Procedure for Adjusting the Financing Spread” below.

PS-3

Daily Investor Fee

Daily Investor Fee:

On the Initial Trade Date, the Daily Investor Fee was $0. On any subsequent Exchange Business Day until maturity, call or redemption of the notes, the Daily Investor Fee will equal the product of (a) the Indicative Note Value at the close of the immediately preceding Exchange Business Day times (b) the Fee Rate divided by (c) 365 times (d) the number of calendar days since the last Exchange Business Day.

Because the Daily Investor Fee is calculated as part of the Financing Level through which it is subtracted from the closing Indicative Note Value on a daily basis, the net effect of the Daily Investor Fee accumulates over time and is subtracted at a rate per year equal to the Fee Rate specified below. Because the net effect of the Daily Investor Fee is a fixed percentage of the value of the notes, the aggregate effect of the Daily Investor Fee will increase or decrease in a manner directly proportional to the value of the notes and the amount of notes that are held.

Fee Rate:	0.95% per annum

Fee Adjustments

Procedure for Adjusting the Financing Spread:	The Calculation Agent may adjust the Financing Spread, subject to the limitations set forth in this document. If it elects to do so, we will notify the trustee for the notes, and issue a press release that we will publish on our website at least five Business Days prior to the effective date (a “Fee Effective Date”) of the applicable change. We refer to the date on which we publish such a press release as a “Fee Notice Date.” Notwithstanding the forgoing, the Fee Effective Date for any reduction to the Financing Spread may be any date after the Fee Notice Date that is designated in the applicable press release.

Call Right

Call Right:

On any Index Business Day after the Initial Trade Date, we may give notice that we will redeem all or a portion of the issued and outstanding notes. To exercise our call right, we must provide notice to the holders prior to the Call Settlement Date, as set forth below, and in the product supplement. The notice will specify the amount of the notes that we will call. If we exercise our Call Right, you will receive a cash payment for the notes to be called equal to the Call Settlement Amount, which will be paid on the Call Settlement Date.

If the Call Settlement Amount is less than or equal to $0, the payment upon exercise of the Call Right will be $0.

The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period. We may elect to call a portion of the notes on more than one occasion during the term of the notes.

The Call Measurement Period will be a period of 10 consecutive Index Business Days from and including the applicable Call Calculation Date, except as provided below, and subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

If the Calculation Agent determines that the “aggregate market value” of the notes to be called in a whole or partial call is less than or equal to $100,000,000 at the close of trading on the Index Business Day immediately preceding the Call Calculation Date, then the Call Measurement Period will consist solely of the Call Calculation Date, and will not extend for 10 Index Business Days.

The Calculation Agent will determine the aggregate market value for purposes of this section by multiplying the closing Indicative Note Value on the applicable date by the number of units of the notes that are outstanding on that date.

Call Settlement Amount:

If we exercise our Call Right, for each note that is called, you will receive on the Call Settlement Date a cash payment equal to the arithmetic mean of the closing Indicative Note Values on each Index Business Day in the Call Measurement Period.

If we issue a call notice, the “Call Calculation Date” will be the next Index Business Day after the applicable call notice is issued. The Call Settlement Date will be the fifth Business Day following the last Index Business Day in the Call Measurement Period.

PS-4

Early Redemption at Option of Holder

Early Redemption: Final Redemption Date:

Subject to your compliance with the procedures described in the product supplement under “Additional Terms of the Notes — Early Redemption at the Option of the Holders,” upon early redemption, you will receive per note a cash payment on the relevant Redemption Date equal to (a) the Indicative Note Value as of the Redemption Measurement Date minus (b) the Redemption Fee Amount. We refer to this cash payment as the “Redemption Amount.”

The final Redemption Date will be the last scheduled Index Business Day prior to the Calculation Date or Call Calculation Date, as applicable.

Redemption Fee Amount:	As of any Redemption Date, an amount per note in cash equal to the product of (a) 0.125% and (b) the Indicative Note Value. We reserve the right from time to time to reduce or waive the Redemption Fee Amount in our sole discretion on a case-by-case basis. In exercising your right to have us redeem your notes, you should not assume you will be entitled to the benefit of any such waiver.

Minimum Redemption Amount:

At least 25,000 notes. To satisfy the minimum redemption amount, your broker or other financial intermediary may bundle your notes for redemption with those of other investors to reach this minimum amount; however, there can be no assurance that they can or will do so. We may from time to time in our sole discretion reduce this minimum requirement in whole or in part. Any such reduction will be applied on a consistent basis for all holders of the notes at the time the reduction becomes effective.

The Minimum Redemption Amount will not be applicable for any redemption validly elected on any Fee Notice Date or the following five Business Days if the Financing Spread increased.

Redemption Measurement Date:	The applicable “Redemption Measurement Date” means the first Index Business Day following the applicable Redemption Notice Date, subject to adjustments as described under “— Market Disruption Events.” We reserve the right to accelerate the Redemption Measurement Date to the Redemption Notice Date, in our sole discretion.

Performance Information

Initial Index Level:	2,305.12, which was the closing level of the Closing Price Index on the Initial Trade Date.

Index Closing Level:	On any Index Business Day, the closing level of the Index as reported on Bloomberg under the applicable symbol set forth above, subject to adjustment as described in the product supplement under “Additional Terms of the Notes — Market Disruption Events.”

Intraday Indicative Value:	The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value less than or equal to $0, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is less than or equal to $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value on that day, and for the remainder of the term of the notes, will be $0.

Intraday Long Index Amount:	The Intraday Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor.

Intraday Index Performance Factor:	The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

PS-5

Additional Information and Terms

Replacement of the Index at Our Option:

We have the right in our discretion, at one or more times during the term of the notes, to replace the Index with a new index that we determine to be reasonably similar to the Index. If we elect to so replace the Index, we will issue a press release that we will publish on our website on or prior to the second Exchange Business Day prior to the effective date of the applicable change.

For the avoidance of doubt, on the first Exchange Business Day where a new Index is used, for purposes calculating the Index Performance Factor, the Index Performance Factor will equal (a) the Index closing level of the new index on that Exchange Business Day divided by (b) the Index closing level of the new index on the immediately preceding Index Business Day. Thereafter, "(a)" will be based on the Index closing level on that Exchange Business Day and “(b)” will be based on the Index closing level on the preceding Index Business Day. If we replace the Index as described in this section, the new Index will be the "Index" for all purposes under the notes.

Calculation Agent:	BMO Capital Markets Corp.

No Conversion into Common Shares:	The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act (the “CDIC Act”).

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors and are not intended to be held to maturity. The notes are designed to reflect a 3x leveraged exposure to the performance of the Index on a daily basis, but the returns on the notes over different periods of time can, and most likely will, differ significantly from three times the return on a direct investment in the Index. Accordingly, the notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index and of seeking daily compounding leveraged investment results. Investors should actively and continuously monitor their investments in the notes, even intra-day.

Because your investment in the notes is linked to a three times participation in the leveraged performance of the Index, compounded daily, any decrease in the level of the Index will result in a decrease in the Cash Settlement Amount, Call Settlement Amount or Redemption Amount, as applicable (before taking into account the fees and charges described in this document), and you may receive less than your original investment in the notes at maturity, call or upon redemption, or if you sell your notes in the secondary market. Due to leverage, the notes are very sensitive to changes in the level of the Index and the path of such changes. Because the applicable fees and charges may substantially reduce the amount of your return at maturity, call or upon redemption, the level of the Index must increase significantly in order for you to receive at least the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes. If the level of the Index decreases or does not increase sufficiently to offset the negative effect of these fees and charges, you will receive less than the principal amount of your investment at maturity, call or upon redemption, or if you sell your notes.

* We are using this pricing supplement to offer up to $37,500,000 in aggregate principal amount of the notes (1,500,000 notes). On the Initial Trade Date, we sold $4,000,000 in aggregate principal amount of the notes to BMO Capital Markets Corp. (“BMOCM”) at 100% of their stated principal amount. As of the date of this pricing supplement, $25,000,000 in aggregate principal amount of the notes are outstanding (representing 1,000,000 notes). We will issue an additional $12,500,000 in principal amount of the notes (representing an additional 500,000 notes) on October 3, 2024. After the date of this document, we may sell from time to time a portion of the notes at prices that are based on the Indicative Note Value at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price at which the notes are sold to the public, less any commissions paid to BMOCM. BMOCM may charge normal commissions in connection with any purchase or sale of the notes. In addition, BMOCM may receive a portion of the Daily Investor Fee. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” for more information.

PS-6

If there is a substantial demand for the notes, we may issue and sell additional notes to BMOCM, and BMOCM may sell those notes to investors and dealers, potentially frequently. However, we and BMOCM are under no obligation to issue or sell additional notes at any time, and if we and BMOCM do issue and sell additional notes, we or BMOCM may limit or restrict such sales, and we may stop and subsequently resume selling additional notes at any time. Furthermore, the number of notes stated at the top of the cover page of this pricing supplement is the maximum amount of the notes that we have currently authorized for issuance. Although we have the right to increase the authorized amount of the notes at any time, it is our current intention not to issue more than the current maximum authorized amount of the notes, even if there is substantial market demand for additional notes. We may also reduce the maximum authorized amount of the notes at any time, and we have no obligation to issue up to the maximum authorized amount.

Understanding the Value of the Notes

The initial offering price of the notes was determined at the inception of the notes. The initial offering price and the Intraday Indicative Value are not the same as the trading price, which is the price at which you may be able to sell your notes in the secondary market, or the Redemption Amount, which is the amount that you will receive from us in the event that you choose to have your notes repurchased by us. An explanation of each type of valuation is set forth below.

Initial Offering Price to the Public. The initial offering price to the public is equal to the principal amount of the notes. The initial offering price reflects the value of the notes only on the Initial Trade Date.

Intraday Indicative Value. The Intraday Indicative Value of the notes at any time during an Exchange Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0 as set forth above, the Intraday Indicative Value will be $0. If the Intraday Indicative Value is equal to or less than $0 at any time on any Exchange Business Day as set forth above, then both the Intraday Indicative Value and the closing Indicative Note Value on that Exchange Business Day, and on all future Exchange Business Days, will be $0. The Intraday Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor will equal (a) the most recently published level of the Index divided by (b) the Index Closing Level on the immediately preceding Index Business Day.

The Intraday Indicative Value is not the same as, and may differ from, the amount payable upon an early redemption, call or at maturity and the trading price of the notes in the secondary market. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. The Intraday Indicative Value for the notes will be published every 15 seconds on Bloomberg under the ticker symbol indicated herein.

Trading Price. The market value of the notes at any given time, which we refer to as the trading price, is the price at which you may be able to buy or sell your notes in the secondary market, if one exists. The trading price may vary significantly from the Intraday Indicative Value, because the market value reflects investor supply and demand for the notes.

Redemption Amount. The Redemption Amount is the price per note that we will pay you to redeem the notes upon your request. The Redemption Amount is calculated according to the formula set forth above. The Redemption Amount may vary significantly from the Intraday Indicative Value and the trading price of the notes.

Because the Redemption Amount is based on the Index Closing Level at the end of the Index Business Day after a notice of redemption is received, you will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes.

PS-7

Ticker Symbols

Trading price:	WTIU
Intraday indicative value:	WTIUIV
Intraday Index value:	BIGOIL<Index>

PS-8

The notes may be a suitable investment for you if:

•     You seek a short-term investment with a return linked to a three times leveraged participation in the performance of the Index, compounded daily, in which case you are willing to accept the risk of fluctuations in the oil and gas sector.

•     You understand (i) leverage risk, including the risks inherent in maintaining a constant three times daily resetting leverage, and (ii) the consequences of seeking leveraged investment results generally.

•     You believe the level of the Index will increase during the term of the notes by an amount, after giving effect to the daily resetting leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount.

•     You are a sophisticated investor, understand path dependence of investment returns and you seek a short-term investment in order to manage daily trading risks.

•     You understand that the notes are designed to achieve their stated investment objective on a daily basis, but their performance over different periods of time can differ significantly from their stated daily objective.

•     You are willing to accept the risk that you may lose some or all of your investment.

•     You are willing to hold securities that may be redeemed early by us, under our call right.

•     You are willing to forgo dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index.

•     You understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the market place or the notes are called.

•     You are willing to actively and frequently monitor your investment in the notes.

•     You are willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     You do not seek a pre-determined amount of current income from your investment.

The notes may not be a suitable investment for you if:

•     You believe that the level of the Index will decrease during the term of the notes or the level of the Index will not increase by an amount, after giving effect to the daily resetting leverage and the compounding effect thereof, sufficient to offset the Daily Investor Fee, the Daily Financing Charge and any Redemption Fee Amount.

•     You are not willing to accept the risk that you may lose some or all of your investment.

•     You are not willing to hold securities that may be redeemed early by us, under our call right.

•     You do not seek a short-term investment with a return linked to a three times leveraged participation in the performance of the Index, compounded daily, in which case you are not willing to accept the risk of fluctuations in the oil and gas sector.

•     You do not understand (i) leverage risk, including the risks inherent in maintaining a constant three times daily resetting leverage, and (ii) the consequences of seeking leveraged investment results generally.

•     You are not a sophisticated investor, do not understand path dependence of investment returns and you seek an investment for purposes other than managing daily trading risks.

•     You do not understand that the trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time and that paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event you sell the notes at a time when that premium is no longer present in the market place or the notes are called.

•     You are not willing to forgo dividends or other distributions paid to holders of the Index constituents, except as reflected in the level of the Index.

•     You are not willing to actively and frequently monitor your investment in the notes.

•     You are not willing to accept the risk that the price at which you are able to sell the notes may be significantly less than the amount you invested.

•     You prefer the lower risk and therefore accept the potentially lower returns of fixed-income investments with comparable maturities and credit ratings.

PS-9

• You are not seeking an investment for which there will be an active secondary market. • You are comfortable with the creditworthiness of Bank of Montreal, as issuer of the notes.	• You seek an investment for which there will be an active secondary market. • You are not comfortable with the creditworthiness of Bank of Montreal as issuer of the notes.

PS-10

RISK FACTORS

Your investment in the notes will involve certain risks. The notes are not secured debt and do not guarantee any return of principal at, or prior to, maturity, call or upon early redemption. As described in more detail below, the trading price of the notes may vary considerably before the maturity date. Investing in the notes is not equivalent to investing directly in the Index constituents or any securities of the constituent issuers. In addition, your investment in the notes entails other risks not associated with an investment in conventional debt securities. In addition to the “Risk Factors” sections of the product supplement, the prospectus supplement and the prospectus, you should consider carefully the following discussion of risks before investing in the notes.

Risks Relating to the Terms of the Notes

The notes do not guarantee the return of your investment.

The notes may not return any of your investment. The amount payable at maturity, call or upon early redemption, will reflect a three times daily resetting leveraged participation in the performance of the Index minus the Daily Investor Fee, the Daily Financing Charge, and, in the case of an early redemption, the Redemption Fee Amount. These amounts will be determined as described in this pricing supplement. Because these fees and charges will reduce the payments on the notes, the Index Closing Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, will need to have increased over the term of the notes by an amount, after giving effect to the daily resetting leverage and the compounding effect thereof, sufficient to offset the decrease in the principal amount represented by the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable, in order for you to receive an aggregate amount at maturity, upon a call or redemption, or if you sell your notes, that is equal to at least the principal amount of your notes. If the increase in the Index Closing Levels, as measured during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, is insufficient to offset the cumulative negative effect of the Daily Investor Fee, the Daily Financing Charge, and the Redemption Fee Amount, if applicable, you will lose some or all of your investment at maturity, call or upon early redemption. This loss may occur even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, on a Redemption Measurement Date, or when you elect to sell your notes, have increased since the Initial Trade Date.

The negative effect of the Daily Investor Fee, Daily Financing Charge, and the Redemption Fee Amount, if applicable, are in addition to the losses that may be caused by the daily resetting leverage of the notes and volatility in the Index. See “—Leverage increases the sensitivity of your notes to changes in the level of the Index,” “—The notes are not suitable for investors with longer-term investment objectives” and “—The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting leveraged investment results” below.

If the Intraday Indicative Value for the notes is equal to or less than $0 during the Core Trading Session on an Exchange Business Day, or the closing Indicative Note Value is equal to or less than $0, you will lose all of your investment in the notes.

If the closing Indicative Note Value or the Intraday Indicative Value of the notes is equal to or less than $0 as set forth above, then the notes will be permanently worth $0 (a total loss of value) and you will lose all of your investment in the notes and the Cash Settlement Amount will be $0. We would be likely to call the notes in full under these circumstances, and you will not receive any payments on the notes.

Even if the Index Closing Levels during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have increased since the Initial Trade Date, you may receive less than the principal amount of your notes due to the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable.

The amount of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable, will reduce the payment, if any, you will receive at maturity, call or upon early redemption, or if you sell your notes. If you elect to require us to redeem your notes prior to maturity, you will be charged a Redemption Fee Amount equal to 0.125% of the Indicative Note Value. If the Index Closing Levels, measured as a component of the closing Indicative Note Value during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, have increased insufficiently to offset the cumulative negative effect of these fees and charges, you will receive less than the principal amount of your investment at maturity, call or upon early redemption of your notes.

PS-11

As described in the “Summary” section above (and up to the limits in that section), we may increase the Financing Spread. If we do so, the Daily Financing Charge will increase, and your return on the notes will be adversely affected. Please see the section “Hypothetical Examples” below.

Leverage increases the sensitivity of your notes to changes in the level of the Index.

Because your investment in the notes is three times leveraged, compounded daily, changes in the level of the Index will have a greater impact on the payout on your notes than on a payout on securities that are not so leveraged. In particular, any decrease in the level of the Index will result in a significantly greater decrease in your payment at maturity, call or upon redemption, and you will suffer losses on your investment in the notes substantially greater than you would if the terms of your notes did not contain leverage. Accordingly, as a result of this daily resetting leverage, and without taking into account the cumulative negative effect of the Daily Investor Fee and the Daily Financing Charge, if the level of the Index decreases over the term of the notes, the daily resetting leverage will magnify any losses at maturity, call or upon redemption.

The notes are subject to our credit risk.

The notes are subject to our credit risk, and our credit ratings and credit spreads may adversely affect the market value of the notes. The notes are senior unsecured debt obligations of the issuer, Bank of Montreal, and are not, either directly or indirectly, an obligation of any third party. Investors are dependent on our ability to pay all amounts due on the notes at maturity, call or upon early redemption or on any other relevant payment dates, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Our credit ratings are an assessment of our ability to pay our obligations, including those on the notes. Consequently, actual or anticipated changes in our credit ratings may affect the market value of the notes. However, because the return on the notes is dependent upon certain factors in addition to our ability to pay our obligations on the notes, an improvement in our credit ratings will not reduce the other investment risks related to the notes. Therefore, an improvement in our credit ratings may or may not have a positive effect on the market value of the notes.

The notes are not suitable for investors with longer-term investment objectives.

The notes are not intended to be “buy and hold” investments. The notes are intended to be daily trading tools for sophisticated investors, and are not intended to be held to maturity. The notes are designed to achieve their stated investment objective on each day, but their performance over different periods of time can differ significantly from their stated daily objective because the relationship between the level of the Index and the closing Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for long positions in the Index constituents.

Investors should carefully consider whether the notes are appropriate for their investment portfolio. As discussed below, because the notes are meant to provide leveraged long exposure to changes in the Index Closing Level on each Index Business Day, their performance over months or years can differ significantly from the performance of the Index during the same period of time. Therefore, it is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive (before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable). It is possible for the level of the Index to increase over time while the market value of the notes declines over time. You should proceed with extreme caution in considering an investment in the notes.

PS-12

The notes seek to provide a three times leveraged long return based on the performance of the Index (as adjusted for costs and fees) over a period of a single day. The notes do not attempt to, and should not be expected to, provide returns that reflect leverage on the return of the Index for periods longer than a single day.

The daily resetting leverage is expected to cause the notes to experience a “decay” effect, which will impair the performance of the notes if the Index experiences volatility from day to day, and such performance will be dependent on the path of daily returns during the holder’s holding period. The “decay” effect refers to the likely tendency of the notes to lose value over time. At higher ranges of volatility, there is a significant chance of a complete loss of the value of the notes even if the performance of the Index is flat (before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable). Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes, even over a period as short as two days. The notes should be purchased only by knowledgeable investors who understand the potential consequences of investing in the Index or its constituents and of seeking daily compounding leveraged long investment results on each day. The notes may not be appropriate for investors who intend to hold positions in an attempt to generate returns over periods longer than one day. See “Hypothetical Examples—Illustrations of the “Decay” Effect on the Notes” below.

In addition, the daily resetting leverage feature will result in leverage relative to the closing Indicative Note Value that may be greater or less than the stated leverage factor if the value of the notes has changed since the beginning of the day in which you purchase the notes.

You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are designed to reflect a leveraged long exposure to the performance of the Index on a daily basis, as described in this document. As such, the notes will be more volatile than a non-leveraged investment linked to the Index. You should regularly monitor your holdings of the notes to ensure that they remain consistent with your investment strategies.

The notes are not suitable for all investors. In particular, the notes should be purchased only by sophisticated investors who do not intend to hold the notes as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting leveraged investment results.

The notes require an understanding of path dependence of investment results and are intended for sophisticated investors to use as part of an overall diversified portfolio. The notes are risky and may not be suitable for investors who plan to hold them for periods greater than a single day. The notes are designed to achieve their stated investment objective on each day, but the performance of the notes over different periods of time can differ significantly from their stated daily objectives because the relationship between the level of the Index and the Indicative Note Value will begin to break down as the length of an investor’s holding period increases. The notes are not long-term substitutes for long positions in the Index constituents. Accordingly, there is a significant possibility that the returns on the notes will not correlate with returns on the Index over periods longer than one day.

Investors should carefully consider whether the notes are appropriate for their investment portfolio. The notes entail leverage risk and should be purchased only by investors who understand leverage risk, including the risks inherent in maintaining a constant three times leverage on a daily basis as described in this document, and the consequences of seeking daily leveraged investment results generally. Investing in the notes is not equivalent to a direct investment in the Index constituents because the notes reset their theoretical leveraged exposure to the Index on each day (subject to the occurrence of a Market Disruption Event). Daily resetting of the leverage will impair the performance of the notes if the Index experiences volatility from day to day, and such performance is dependent on the path of daily returns during an investor’s holding period. If the notes experience a high amount of realized volatility, there is a significant chance of a complete loss of your investment even if the performance of the Index is flat. In addition, the notes are meant to provide leveraged exposure to changes in the Index Closing Level, which means their performance over months or years can differ significantly from the performance of the Index over the same period of time. It is possible that you will suffer significant losses in the notes even if the long-term performance of the Index is positive (before taking into account the negative effect of the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount, if applicable).

PS-13

The amount you receive at maturity, call or redemption will be contingent upon the compounded leveraged daily performance of the Index during the term of the notes, as described in this document. There is no guarantee that you will receive at maturity, call or redemption your initial investment or any return on that investment. Significant adverse daily performances for the notes may not be offset by any beneficial daily performances of the same magnitude.

Due to the effect of compounding, if the Indicative Note Value increases, any subsequent decrease of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value increases, the dollar amount that you can lose in any single Index Business Day from a decrease of the Index level will increase correspondingly. This is because the Index Performance Factor will be applied to a larger Indicative Note Value and, consequently, a larger Long Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can lose from any decrease will be greater than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value increases, you could lose more than 3% of your initial investment for each 1% daily decrease of the Index level.

Due to the effect of compounding, if the Indicative Note Value decreases, any subsequent increase of the Index level will result in a smaller dollar increase on the Indicative Note Value than if the Indicative Note Value remained constant.

If the Indicative Note Value decreases, the dollar amount that you can gain in any single Index Business Day from an increase of the Index level will decrease correspondingly. This is because the Index Performance Factor will be applied to a smaller Indicative Note Value and, consequently, a smaller Long Index Amount in calculating any subsequent Indicative Note Value. As such, the dollar amount that you can gain from any increase of the Index level will be less than if the Indicative Note Value were maintained at a constant level. This means that if the Indicative Note Value decreases, it will take larger daily increases of the Index level to restore the value of your investment back to the amount of your initial investment than would have been the case if the Indicative Note Value were maintained at a constant level. Further, if you invest in the notes, you could gain less than 3% of your initial investment for each 1% daily increase of the Index level.

The leverage of the notes is reset daily, and the leverage of the notes during any given day may be greater than or less than 3.0.

The leverage of the notes is reset daily (subject to the occurrence of a Market Disruption Event) based on the Index Closing Level. Resetting the Indicative Note Value has the effect of resetting the then-current leverage to approximately 3.0. During any given day, the leverage of the notes will depend on intra-day changes in the level of the Index and any change in the level of the Index on any day may be greater or less than 3.0. If the level of the Index on any day has increased from the Index Closing Level on the preceding day, the leverage of the notes will be less than 3.0 (e.g. 1.5, 1.0, 0.5); conversely, if the level of the Index on any day has decreased from the Index Closing Level on the preceding day, the leverage of the notes will be greater than 3.0 (e.g., 3.5, 4.0, 4.5). Thus, the leverage of the notes at the time that you purchase them may be greater or less than the target leverage of 3.0, depending on the performance of the Index since the leverage was reset. See “—The notes are subject to intraday purchase risk” below.

The notes are subject to our Call Right, which does not allow for participation in any future performance of the Index. The exercise of our Call Right may adversely affect the value of, or your ability to sell, your notes. We may call the notes prior to the maturity date.

We have the right to call the notes prior to maturity. You will only be entitled to receive a payment on the Call Settlement Date equal to the Call Settlement Amount. The Call Settlement Amount may be less than the stated principal amount of your notes. You will not be entitled to any further payments after the Call Settlement Date, even if the Index level increases substantially after the Call Measurement Period. In addition, the issuance of a notice of our election to exercise our call right in whole or in part may adversely impact your ability to sell your notes, and/or the price at which you may be able to sell your notes prior to the Call Settlement Date. We have no obligation to ensure that investors will not lose all or a portion of their investment in the notes if we call the notes; consequently, a potential conflict between our interests and those of the noteholders exists with respect to our Call Right.

PS-14

If we exercise our right to call the notes prior to maturity, your payment on the Call Settlement Date may be less than the Indicative Note Value at the time we gave the notice of our election to call the notes.

As discussed above, we have the right to call the notes on or prior to the Maturity Date. The Call Settlement Amount will be payable on the Call Settlement Date and we will provide notice prior to the Call Settlement Date of our election to exercise our call of the notes. The Call Settlement Amount per note will be based principally on the closing Indicative Note Value on each Index Business Day during the Call Measurement Period (determined as set forth above). The Call Calculation Date will be a date specified in our call notice, subject to postponement if that date is not an Index Business Day or in the event of a Market Disruption Event. It is possible that the market prices of the Index constituents, and, as a result, the Index Closing Level and the Indicative Note Value, may vary significantly between when we provide the notice of our intent to call the notes and the Call Calculation Date, including potentially as a result of our trading activities during this period, as described further under “We or our affiliates may have economic interests that are adverse to those of the holders of the notes as a result of our hedging and other trading activities.” As a result, you may receive a Call Settlement Amount that is significantly less than the Indicative Value at the time of the notice of our election to call the notes and may be less than your initial investment in the notes.

We have the right to replace the Index to which the notes are linked.

As set forth in the summary section above, we may substitute a different index for the Index. The performance of any new index to which the notes are linked may perform differently than the Index over the remaining term of the notes. Any such replacement index may have risks that are different from, or additional to, the Index described in this pricing supplement. Accordingly, if we exercise this right, the payments on the notes may be adversely affected.

We currently intend only to exercise this right under extraordinary circumstances, for example, if we determine that our hedging activity relating to the notes has an unexpectedly significant impact on the levels of the Index, and that there is a similar index as to which our hedging activity would not have the same result. In contrast, we do not intend to exercise this right in order to increase the payments of the notes; for example, we will not substitute the Index simply because another index is performing better. Accordingly, you should not invest in the notes based upon an expectation that we will substitute a different index at any time during the term of the notes.

PS-15

The notes do not pay any interest, and you will not have any ownership rights in the Index constituents.

The notes do not pay any interest, and you should not invest in the notes if you are seeking an interest-bearing investment. You will not have any ownership rights in the Index constituents, nor will you have any right to receive dividends or other distributions paid to holders of the Index constituents, except to the extent that dividend payments are reflected in the level of the Index. The Cash Settlement Amount, the Call Settlement Amount or Redemption Amount, if any, will be paid in U.S. dollars, and you will have no right to receive delivery of any shares of the Index constituents.

The Index Closing Levels used to calculate the payment at maturity, call or upon a redemption may be less than those levels on the Maturity Date, Call Settlement Date or at other times during the term of the notes.

The Index Closing Level on the Maturity Date, Call Settlement Date or at other times during the term of the notes, including dates near the Final Measurement Period or the Call Measurement Period, as applicable, could be greater than any of the Index Closing Levels during the Final Measurement Period or Call Measurement Period, as applicable. This difference could be particularly large if there is a significant increase in the Index Closing Level after the Final Measurement Period or the Call Measurement Period, as applicable, or if there is a significant decrease in the Index Closing Level around the Final Measurement Period or the Call Measurement Period, as applicable, or if there is significant volatility in the Index Closing Level during the term of the notes.

There are restrictions on the minimum number of notes you may request that we redeem and the dates on which you may exercise your right to have us redeem your notes.

If you elect to require us to redeem your notes, except under the circumstances set forth above, you must request that we redeem at least 25,000 notes on any Business Day, through and including the Final Redemption Date. If you own fewer than 25,000 notes, you generally will not be able to elect to require us to redeem your notes. Your request that we redeem your notes is only valid if we receive your Redemption Notice by email no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed Redemption Confirmation by 5:00 p.m., New York City time, that same day. If we do not receive such notice and confirmation, your redemption request will not be effective and we will not redeem your notes on the corresponding Redemption Date.

The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the notes at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Because of the timing requirements of the Redemption Notice and the Redemption Confirmation, settlement of the redemption will be prolonged when compared to a sale and settlement in the secondary market. Because your request that we redeem your notes is irrevocable, this will subject you to loss if the level of the Index decreases after we receive your request. Furthermore, our obligation to redeem the notes prior to maturity may be postponed upon the occurrence of a Market Disruption Event.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described below. A trading market for the notes may not develop. Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

You will not know the Redemption Amount at the time you elect to request that we redeem your notes.

You will not know the Redemption Amount you will receive at the time you elect to request that we redeem your notes. Your notice to us to redeem your notes is irrevocable and must be received by us no later than 2:00 p.m., New York City time, on the applicable Redemption Notice Date and a completed and signed confirmation of such redemption must be received by us no later than 5:00 p.m., New York City time, on the same day. The Redemption Measurement Date is the Index Business Day following the applicable Redemption Notice Date, unless we elect to move that date to the Redemption Notice Date. You will not know the Redemption Amount until after the Redemption Measurement Date, and we will pay you the Redemption Amount, if any, on the Redemption Date, which is the third Business Day following the applicable Redemption Measurement Date. As a result, you will be exposed to market risk in the event the level of the Index fluctuates after we confirm the validity of your notice of election to exercise your right to have us redeem your notes, and prior to the relevant Redemption Date.

PS-16

Significant aspects of the tax treatment of the notes are uncertain and certain aspects may make the notes less suitable for certain non-U.S. investors.

The tax treatment of the notes is uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Moreover, certain investors that are not “United States persons” for U.S. income tax purposes may incur U.S. tax obligations as a result of an investment in the notes.

Please read carefully the section entitled “Supplemental Tax Considerations” in the product supplement and in this pricing supplement. You should consult your tax advisor about your own tax situation.

Risks Relating to Liquidity and the Secondary Market

The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market.

The Intraday Indicative Value at any point in time during the Core Trading Session of an Exchange Business Day will equal (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, the Intraday Indicative Value will be $0. Because the Intraday Indicative Value uses an intraday Index level for its calculation, a variation in the intraday level of the Index from the previous Index Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 3. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Index Business Day’s closing Indicative Note Value or the price of the notes purchased intraday.

The trading price of the notes at any time is the price at which you may be able to sell your notes in the secondary market at such time, if one exists. The trading price of the notes at any time may vary significantly from the Intraday Indicative Value of the notes at such time due to, among other things, imbalances of supply and demand, lack of liquidity, transaction costs, credit considerations and bid-offer spreads, and any corresponding premium in the trading price may be reduced or eliminated at any time. Paying a premium purchase price over the Intraday Indicative Value of the notes could lead to significant losses in the event the investor sells such notes at a time when that premium is no longer present in the market place or the notes are called, in which case investors will receive a cash payment based on the closing Indicative Note Value of the notes during the Call Measurement Period. See “— There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” below. We may, without providing you notice or obtaining your consent, create and issue notes in addition to those offered by this pricing supplement having the same terms and conditions as the notes. However, we are under no obligation to sell additional notes at any time, and we may suspend issuance of new notes at any time and for any reason without providing you notice or obtaining your consent. If we limit, restrict or stop sales of additional notes, or if we subsequently resume sales of such additional notes, the price and liquidity of the notes could be materially and adversely affected, including an increase or decline in the premium purchase price of the notes over the Intraday Indicative Value of the notes. Before trading in the secondary market, you should compare the Intraday Indicative Value with the then-prevailing trading price of the notes.

PS-17

Publication of the Intraday Indicative Value may be delayed, particularly if the publication of the intraday Index value is delayed. See “Intraday Value of the Index and the Notes—Intraday Indicative Note Values.”

There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market.

The notes are listed on the NYSE Arca under the ticker symbol “WTIU.” No assurance can be given as to the continued listing of the notes for their term or of the liquidity or trading market for the notes. There can be no assurance that a secondary market for the notes will be maintained. We are not required to maintain any listing of the notes on any securities exchange.

If the notes are delisted, they will no longer trade on a national securities exchange. Trading in delisted notes, if any, would be on an over-the-counter basis. If the notes are removed from their primary source of liquidity, it is possible that holders may not be able to trade their notes at all. We cannot predict with certainty what effect, if any, a delisting would have on the trading price of the notes; however, the notes may trade at a significant discount to their indicative value. If a holder had paid a premium over the Intraday Indicative Value of the notes and wanted to sell the notes at a time when that premium has declined or is no longer present, the investor may suffer significant losses and may be unable to sell the notes in the secondary market.

The liquidity of the market for the notes may vary materially over time, and may be limited if you do not hold at least 25,000 notes.

As stated on the cover of this pricing supplement, we sold a portion of the notes on the Initial Trade Date, and the remainder of the notes may be offered and sold from time to time, through BMOCM, our affiliate, as agent, to investors and dealers acting as principals. Certain affiliates of BMOCM may engage in limited purchase and resale transactions in the notes, and we or BMOCM may purchase notes from holders in amounts and at prices that may be agreed from time to time, although none of us are required to do so. Also, the number of notes outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the notes or due to our or our affiliates’ purchases of notes in the secondary market. Accordingly, the liquidity of the market for the notes could vary materially over the term of the notes. There may not be sufficient liquidity to enable you to sell your notes readily and you may suffer substantial losses and/or sell your notes at prices substantially less than their Intraday Indicative Value or Indicative Note Value, including being unable to sell them at all or only for a minimal price in the secondary market. You may elect to require us to redeem your notes, but such redemption is subject to the restrictive conditions and procedures described in this pricing supplement, including the condition that, except to the extent set forth above, you must request that we redeem a minimum of 25,000 notes on any Redemption Date.

We may sell additional notes at different prices, but we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time.

In our sole discretion, we may decide to issue and sell additional notes from time to time at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. The price of the notes in any subsequent sale may differ substantially (higher or lower) from the issue price paid in connection with any other issuance of such notes. Additionally, any notes held by us or an affiliate in inventory may be resold at prevailing market prices. However, we are under no obligation to issue or sell additional notes at any time, and if we do sell additional notes, we may limit or restrict such sales, and we may stop selling additional notes at any time. If we start selling additional notes, we may stop selling additional notes for any reason, which could materially and adversely affect the price and liquidity of such notes in the secondary market.

Any limitation or suspension on the issuance or sale of the notes by us or BMOCM may materially and adversely affect the price and liquidity of the notes in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the notes to trade at a premium over the indicative value of the notes. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the Indicative Note Value could lead to significant losses if you sell those notes at a time when that premium is no longer present in the marketplace or if the notes are called at our option. If we call the notes prior to maturity, investors will receive a cash payment in an amount equal to the Call Settlement Amount, which will not include any premium. Investors should consult their financial advisors before purchasing or selling the notes, especially if they are trading at a premium.

PS-18

The value of the notes in the secondary market may be influenced by many unpredictable factors.

The market value of your notes may fluctuate between the date you purchase them and the relevant date of determination. You may also sustain a significant loss if you sell your notes in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the notes. We expect that, generally, the Index level on any day will affect the value of the notes more than any other single factor. The value of the notes may be affected by a number of other factors that may either offset or magnify each other.

The notes are subject to intraday purchase risk.

The notes may be purchased in the secondary market at prices other than the closing Indicative Note Value, which will have an effect on the effective leverage amount of the notes. Because the exposure is fixed after the close of each trading day (subject to the occurrence of a Market Disruption Event) and does not change intraday as the level of the Index moves in favor of the notes (i.e., the level of the Index increases), the actual exposure in the notes decreases. The reverse is also true. The table below presents the hypothetical exposure an investor has (ignoring all costs, fees and other factors) when purchasing a note intraday given the movement of the level of the Index since the closing level of the Index on the prior Index Business Day. The resulting effective exposure amount will then be constant for that purchaser until the earlier of (i) a sale or (ii) the end of the relevant day. The table below assumes the closing Indicative Note Value for the notes was $25 on the prior Index Business Day and the closing level of the Index on the prior Index Business Day was 100.00.

A	B	C	D	E
Index Level	% Change in Index Level	Hypothetical Price for 3x Notes C=$25*(1+3*B)	Hypothetical Notional Exposure for 3x Notes D=$25*(1+B)*3	Effective Leverage Amount of 3x Notes E=D/C
120.00	20%	$40.00	$90.00	2.25
115.00	15%	$36.25	$86.25	2.38
110.00	10%	$32.50	$82.50	2.54
105.00	5%	$28.75	$78.75	2.74
104.00	4%	$28.00	$78.00	2.79
103.00	3%	$27.25	$77.25	2.83
102.00	2%	$26.50	$76.50	2.89
101.00	1%	$25.75	$75.75	2.94
100.00	0%	$25.00	$75.00	3.00
99.00	-1%	$24.25	$74.25	3.06
98.00	-2%	$23.50	$73.50	3.13
97.00	-3%	$22.75	$72.75	3.20
96.00	-4%	$22.00	$72.00	3.27
95.00	-5%	$21.25	$71.25	3.35
85.00	-15%	$13.75	$63.75	4.64
80.00	-20%	$10.00	$60.00	6.00

The table above shows that if the level of the Index increases during the Index Business Day, your effective exposure decreases from three times leveraged long. For example, if the level of the Index increases by 20%, your effective exposure decreases from 3.00x to 2.25x.

The table above also shows that if the level of the Index decreases during the Index Business Day, your effective exposure increases from three times leveraged long. For example, if the level of the Index decreases by 20%, your effective exposure increases from 3.00x to 6.00x.

PS-19

Risks Relating to Conflicts of Interest and Hedging

Please see the discussion in the product supplement under the caption “Risk Factors—Risks Relating to Conflicts of Interest and Hedging” for important information relating to the different roles that we and our affiliates will play in connection with the offering of the notes, and the variety of conflicts of interest that may arise.

In addition to the conflicts of interest noted in that section, please note that we will have the rights set forth in the “Summary” section above, including the right to elect to increase the Financing Spread, up to the limits set forth in the “Summary” section.

Risks Relating to the Index

The Index lacks diversification and is vulnerable to fluctuations in the oil and gas industry.

All of the stocks included in the Index are issued by companies whose primary lines of business are in the exploration and production of oil and gas. As a result, the stocks that will determine the performance of the Index and hence, the value of the notes, are concentrated in one industry and vulnerable to events affecting that industry. Although an investment in the notes will not give holders any ownership or other direct interests in the Index constituents, the return on an investment in the notes will be subject to certain risks, including those described below, associated with a direct equity investment in companies in the oil and gas exploration industry. Accordingly, by investing in the notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The Index is also subject to the risk that large-capitalization stocks may underperform other segments of the equity market or the equity market as a whole. Larger, more established companies may be unable to respond quickly to new competitive challenges such as changes in customer preferences or technology and may not be able to attain the high growth rate of smaller companies, especially during extended periods of economic expansion.

Companies engaged in the oil and gas industry are subject to a variety of risks. Stock prices for these types of companies are affected by supply and demand both for their specific product or service and for oil and gas products in general, as well as the cost of exploring for, developing, producing, refining and marketing such products. The price of oil and gas products, including price and availability of alternative and competing products, exploration and production spending, the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels, domestic and foreign government regulation, employment levels and job growth, changes in weather patterns and climatic changes, world events and economic conditions will likewise affect the performance of these companies. Correspondingly, the stocks of companies in this sector are subject to swift price fluctuations caused by events relating to international politics, energy conservation, the success of exploration projects and tax and other governmental regulatory policies. Weak demand for the companies’ products or services or for energy and oil products and services in general, as well as negative developments in these other areas, would adversely impact the value of the stocks included in the Index and the value of the notes.

The Index has limited actual historical information.

The Index was launched on January 26, 2023. Because the Index is of recent origin and limited actual historical performance data exists with respect to it, your investment in the notes may involve a greater risk than investing in securities linked to an Index with a more established record of performance.

The historical performance of the Index should not be taken as an indication of its future performance. While the trading prices of the Index constituents will determine the Index level, it is impossible to predict whether the Index level will fall or rise. Trading prices of the Index constituents will be influenced by the complex and interrelated economic, financial, regulatory, geographic, judicial, tax, political and other factors that can affect the capital markets generally and the equity trading markets on which the Index constituents are traded, and by various circumstances that can influence the prices of the Index constituents.

The Index Sponsor may adjust the Index in a way that may affect its level, and the Index Sponsor has no obligation to consider your interests.

Solactive AG, as the Index Sponsor, is responsible for maintaining the Index. The Index Sponsor can add, delete or substitute an Index constituent or make other methodological changes that could change the Index level. Changes to the Index constituents may affect the Index, as a newly added equity security may perform significantly better or worse than the Index constituent or constituents it replaces.

PS-20

Additionally, the Index Sponsor may alter, discontinue or suspend calculation or dissemination of the Index. Any of these actions could adversely affect the value of the notes. The Index Sponsor has no obligation to consider your interests in calculating or revising the Index, and you will not have any rights against the Index Sponsor if it takes any such action. See “The Index.”

We and our affiliates have no affiliation with the Index Sponsor, and are not responsible for any of its public disclosure of information.

We and our affiliates are not affiliated with the Index Sponsor (except for licensing arrangements discussed under “The Index — License Agreement”) and have no ability to control or predict its actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the Index. If the Index Sponsor discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the notes and the payment at maturity, call or upon early redemption. The Calculation Agent may designate a successor index in its sole discretion. If the Calculation Agent determines in its sole discretion that no successor index comparable to the Index exists, the payment you receive at maturity, call or upon early redemption will be determined by the Calculation Agent in its sole discretion. See the section in the product supplement, “Additional Terms of the Notes — Discontinuance or Modification of an Index.”

The Index Sponsor is not involved in the offering of the notes in any way and does not have any obligation of any sort with respect to your notes. We are not affiliated with the Index Sponsor, and the Index Sponsor does not have any obligation to take your interests into consideration for any reason, including when taking any actions that might affect the value of the notes.

We have derived the information about the Index Sponsor and the Index from publicly available information, without independent verification. Neither we nor any of our affiliates have undertaken any independent review of the publicly available information about the Index Sponsor or the Index contained in this pricing supplement. You, as an investor in the notes, should make your own independent investigation into the Index Sponsor and the Index.

The Index Sponsor may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index.

The Index Sponsor is under no obligation to holders of the notes to continue to calculate the intraday Index value and end-of-day official closing value of the Index, or to calculate similar values for any successor index. If the Index Sponsor discontinues such public disclosure, we may not be able to provide the Intraday Indicative Values related to the Index or the Intraday Indicative Value of the notes.

PS-21

A limited number of Index constituents may affect the level of the Index, and the Index is not necessarily representative of its focus industry.

As of the date of this document, the common stocks of companies Chevron Corporation, ConocoPhillips and Exxon Mobil Corporation constituted more than 30% of the weight of the Index. Any reduction in the market price of any of those stocks is likely to have a substantial adverse impact on the level of the Index and the value of the notes. Significant changes to any of these stocks or their issuers, including a merger or similar transaction, will have a more material impact on the level of the Index as compared to a more diversified index. Due to the relatively small number of Index constituents, those Index constituents and the Index itself may not necessarily follow the price movements of other companies in the industries tracked by the Index. If the Index constituents decline in value, the Index will also decline in value, even if stock prices of other companies in the oil and gas industry generally increase in value. Giving effect to leverage, negative changes in the performance of one Index constituent will be magnified and have a material adverse effect on the value of the notes. See "Summary—Path Dependence and Daily Leverage Reset" in the product supplement.

We are not currently affiliated with any of the Index constituents.

We are not currently affiliated with any of the constituents of the Index. As a result, we have no ability, nor expect to have the ability in the future, to control the actions of these companies, including actions that could affect the level of the Index or the value of your notes, and we are not responsible for any disclosure made by any other company. None of the money you pay us will go to any of the constituent issuers represented in the Index and none of the constituent issuers will be involved in the offering of the notes in any way. These companies will not have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

PS-22

HYPOTHETICAL EXAMPLES

Hypothetical Payment at Maturity

The following examples and tables illustrate how the notes would perform at maturity in hypothetical circumstances. They are intended to highlight how the return on the notes is affected by the daily performance of the Index, fees, leverage, compounding and path dependency. For ease of review, the hypotheticals cover a 22-day period.

The resetting of the leverage on each day is likely to cause each note to experience a “decay” effect, which is likely to worsen over time and will be greater the more volatile the level of the Index. The “decay” effect refers to the likely tendency of the notes to lose value over time. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate- or long-term investment is very likely to sustain significant losses, even if the Index appreciates over the relevant time period. Although the decay effect is more likely to impact the return on the notes the longer the notes are held, the decay effect can have a significant impact on the note performance even over a period as short as two days. The notes are suitable only for sophisticated investors. If you invest in the notes, you should continuously monitor your holdings of the notes and make investment decisions at least on each trading day. Please see the section “—Illustrations of the “Decay Effect” on the Notes” below.

We have shown two sets of examples: 1 to 4 and 5 to 8. Examples 1 to 4 are based upon the minimum Financing Spread of 2.75%. Examples 5 to 8 show the impact if we elect to increase this amount to the maximum extent described above, to a Financing Spread of 5.00%. All of these examples assume that the Federal Reserve Bank Prime Loan Rate remains constant at 4.00% during the relevant period.

We have included examples in which the Index level alternatively increases and decreases at a constant rate of 3.00% per day, with the Index level decreasing by 0.99 points by day 22 (Examples 1 and 5), with a Note Return of -9.36% (Example 1) and -9.60% (Example 5); we have also included examples in which the Index level decreases at a constant rate of 3.00% per day, decreasing -48.83 points by day 22 (Examples 2 and 6), with a Note Return of -87.56% (Example 2) and -87.60% (Example 6).

Examples 3 and 4, and examples 7 and 8, highlight the effect of volatility in the Index. In Example 3 and 7, the Index level increases by a constant 1.00% per day, with an increase of 24.47 points by day 22 and a Note Return of 90.00% (Example 3) and 89.50% (Example 7). In contrast, in Examples 4 and 8, at day 22, the Index level has increased 24.87 points; however, due to the volatility of the Index on a daily basis, the Note Return is -19.92% (in Example 4) and -20.15% in Example 8), resulting in significant differences from the Note Returns in Example 3 and 7. For ease of analysis and presentation, all of examples 1-8 assume that the notes were purchased on the Initial Trade Date at the Indicative Note Value and disposed of on the Maturity Date, no Market Disruption Events occurred and that the term of the notes is 22 days. In Examples 1-8, the Daily Investor Fee and the Daily Financing Charge assume that there are no weekends or holidays. The examples assume that every calendar day is an Exchange Business Day. The examples do not contemplate a call or early redemption during the relevant period.

These examples highlight the impact of the Daily Investor Fee, leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. These hypothetical examples should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the notes, and the performance of the Index, the Indicative Note Value is dependent on the path taken by the Index level to arrive at its ending level. The figures in these examples have been rounded for convenience.

We cannot predict the actual Index level at any time during the term of the notes or the market value of the notes, nor can we predict the relationship between the Index level and the market value of your notes at any time prior to the Maturity Date. The actual amount that a holder of the notes will receive at maturity or call, or upon early redemption, as the case may be, and the rate of return on the notes will depend on the actual Index Closing Levels during the term of the notes and during the Final Measurement Period or Call Measurement Period, or on a Redemption Measurement Date, the Daily Investor Fee, Daily Financing Charge, Index volatility and the Redemption Fee Amount, if applicable. Moreover, the assumptions on which the hypothetical returns are based are purely for illustrative purposes. Consequently, the amount to be paid in respect of the notes, if any, on the Maturity Date, Call Settlement Date or relevant Redemption Date, as applicable, may be very different from the information reflected in this section.

PS-23

Examples 1-4: Minimum Amount of the Daily Financing Rate

Example 1: The Index level alternatively increases then decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	6.75%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-9.36%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	103.00	3.0%	1.03	$0.0007	$0.0007	$0.00925	$77.2500	$50.0099	$27.2401	8.96%
2	99.91	-3.0%	0.97	$0.0007	$0.0014	$0.01008	$79.2687	$54.4910	$24.7777	-9.04%
3	102.91	3.0%	1.03	$0.0006	$0.0020	$0.00916	$76.5631	$49.5652	$26.9979	8.96%
4	99.82	-3.0%	0.97	$0.0007	$0.0027	$0.00999	$78.5639	$54.0065	$24.5574	-9.04%
5	102.81	3.0%	1.03	$0.0006	$0.0033	$0.00908	$75.8824	$49.1245	$26.7578	8.96%
6	99.73	-3.0%	0.97	$0.0007	$0.0040	$0.00990	$77.8653	$53.5263	$24.3390	-9.04%
7	102.72	3.0%	1.03	$0.0006	$0.0047	$0.00900	$75.2076	$48.6877	$26.5199	8.96%
8	99.64	-3.0%	0.97	$0.0007	$0.0054	$0.00981	$77.1730	$53.0503	$24.1226	-9.04%
9	102.63	3.0%	1.03	$0.0006	$0.0060	$0.00892	$74.5389	$48.2548	$26.2841	8.96%
10	99.55	-3.0%	0.97	$0.0007	$0.0067	$0.00972	$76.4868	$52.5786	$23.9081	-9.04%
11	102.54	3.0%	1.03	$0.0006	$0.0073	$0.00884	$73.8761	$47.8257	$26.0504	8.96%
12	99.46	-3.0%	0.97	$0.0007	$0.0080	$0.00964	$75.8067	$52.1111	$23.6956	-9.04%
13	102.45	3.0%	1.03	$0.0006	$0.0086	$0.00876	$73.2193	$47.4005	$25.8188	8.96%
14	99.37	-3.0%	0.97	$0.0007	$0.0093	$0.00955	$75.1326	$51.6478	$23.4849	-9.04%
15	102.35	3.0%	1.03	$0.0006	$0.0099	$0.00869	$72.5682	$46.9790	$25.5892	8.96%
16	99.28	-3.0%	0.97	$0.0007	$0.0105	$0.00946	$74.4646	$51.1885	$23.2760	-9.04%
17	102.26	3.0%	1.03	$0.0006	$0.0112	$0.00861	$71.9230	$46.5613	$25.3617	8.96%
18	99.19	-3.0%	0.97	$0.0007	$0.0118	$0.00938	$73.8025	$50.7334	$23.0691	-9.04%
19	102.17	3.0%	1.03	$0.0006	$0.0124	$0.00853	$71.2835	$46.1473	$25.1362	8.96%
20	99.10	-3.0%	0.97	$0.0007	$0.0131	$0.00930	$73.1462	$50.2823	$22.8640	-9.04%
21	102.08	3.0%	1.03	$0.0006	$0.0137	$0.00846	$70.6496	$45.7370	$24.9127	8.96%
22	99.01	-3.0%	0.97	$0.0006	$0.0143	$0.00921	$72.4959	$49.8352	$22.6607	-9.04%

PS-24

Example 2: The Index level decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	6.75%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-87.56%
Cumulative Index Return	-48.83%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	97.00	-3.0%	0.97	$0.0007	$0.0007	$0.00925	$72.7500	$50.0099	$22.7401	-9.04%
2	94.09	-3.0%	0.97	$0.0006	$0.0012	$0.00841	$66.1737	$45.4892	$20.6845	-9.04%
3	91.27	-3.0%	0.97	$0.0005	$0.0018	$0.00765	$60.1919	$41.3772	$18.8147	-9.04%
4	88.53	-3.0%	0.97	$0.0005	$0.0023	$0.00696	$54.7508	$37.6368	$17.1139	-9.04%
5	85.87	-3.0%	0.97	$0.0004	$0.0027	$0.00633	$49.8015	$34.2346	$15.5669	-9.04%
6	83.30	-3.0%	0.97	$0.0004	$0.0031	$0.00576	$45.2997	$31.1400	$14.1597	-9.04%
7	80.80	-3.0%	0.97	$0.0004	$0.0035	$0.00524	$41.2048	$28.3250	$12.8797	-9.04%
8	78.37	-3.0%	0.97	$0.0003	$0.0038	$0.00476	$37.4800	$25.7646	$11.7155	-9.04%
9	76.02	-3.0%	0.97	$0.0003	$0.0041	$0.00433	$34.0920	$23.4356	$10.6564	-9.04%
10	73.74	-3.0%	0.97	$0.0003	$0.0044	$0.00394	$31.0102	$21.3171	$9.6931	-9.04%
11	71.53	-3.0%	0.97	$0.0003	$0.0047	$0.00359	$28.2070	$19.3901	$8.8169	-9.04%
12	69.38	-3.0%	0.97	$0.0002	$0.0049	$0.00326	$25.6572	$17.6373	$8.0199	-9.04%
13	67.30	-3.0%	0.97	$0.0002	$0.0051	$0.00297	$23.3379	$16.0430	$7.2949	-9.04%
14	65.28	-3.0%	0.97	$0.0002	$0.0053	$0.00270	$21.2283	$14.5928	$6.6355	-9.04%
15	63.33	-3.0%	0.97	$0.0002	$0.0055	$0.00245	$19.3093	$13.2736	$6.0357	-9.04%
16	61.43	-3.0%	0.97	$0.0002	$0.0056	$0.00223	$17.5638	$12.0737	$5.4901	-9.04%
17	59.58	-3.0%	0.97	$0.0001	$0.0058	$0.00203	$15.9761	$10.9823	$4.9938	-9.04%
18	57.80	-3.0%	0.97	$0.0001	$0.0059	$0.00185	$14.5320	$9.9896	$4.5424	-9.04%
19	56.06	-3.0%	0.97	$0.0001	$0.0060	$0.00168	$13.2183	$9.0866	$4.1318	-9.04%
20	54.38	-3.0%	0.97	$0.0001	$0.0061	$0.00153	$12.0234	$8.2652	$3.7583	-9.04%
21	52.75	-3.0%	0.97	$0.0001	$0.0062	$0.00139	$10.9366	$7.5180	$3.4185	-9.04%
22	51.17	-3.0%	0.97	$0.0001	$0.0063	$0.00126	$9.9480	$6.8384	$3.1095	-9.04%

PS-25

Example 3: The Index level increases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	6.75%
Principal Amount	$25.00
Initial Index Level	100
Note Return	90.00%
Cumulative Index Return	24.47%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	101.00	1.0%	1.01	$0.0007	$0.0007	$0.00925	$75.7500	$50.0099	$25.7401	2.96%
2	102.01	1.0%	1.01	$0.0007	$0.0013	$0.00952	$77.9925	$51.4904	$26.5021	2.96%
3	103.03	1.0%	1.01	$0.0007	$0.0020	$0.00980	$80.3014	$53.0147	$27.2867	2.96%
4	104.06	1.0%	1.01	$0.0007	$0.0027	$0.01009	$82.6787	$54.5842	$28.0945	2.96%
5	105.10	1.0%	1.01	$0.0007	$0.0035	$0.01039	$85.1263	$56.2001	$28.9262	2.96%
6	106.15	1.0%	1.01	$0.0008	$0.0042	$0.01070	$87.6464	$57.8638	$29.7825	2.96%
7	107.21	1.0%	1.01	$0.0008	$0.0050	$0.01102	$90.2411	$59.5769	$30.6642	2.96%
8	108.29	1.0%	1.01	$0.0008	$0.0058	$0.01134	$92.9126	$61.3406	$31.5720	2.96%
9	109.37	1.0%	1.01	$0.0008	$0.0066	$0.01168	$95.6632	$63.1565	$32.5067	2.96%
10	110.46	1.0%	1.01	$0.0008	$0.0074	$0.01202	$98.4952	$65.0262	$33.4690	2.96%
11	111.57	1.0%	1.01	$0.0009	$0.0083	$0.01238	$101.4111	$66.9512	$34.4598	2.96%
12	112.68	1.0%	1.01	$0.0009	$0.0092	$0.01275	$104.4132	$68.9333	$35.4800	2.96%
13	113.81	1.0%	1.01	$0.0009	$0.0101	$0.01312	$107.5043	$70.9740	$36.5303	2.96%
14	114.95	1.0%	1.01	$0.0010	$0.0111	$0.01351	$110.6869	$73.0751	$37.6118	2.96%
15	116.10	1.0%	1.01	$0.0010	$0.0121	$0.01391	$113.9637	$75.2384	$38.7252	2.96%
16	117.26	1.0%	1.01	$0.0010	$0.0131	$0.01432	$117.3375	$77.4658	$39.8717	2.96%
17	118.43	1.0%	1.01	$0.0010	$0.0141	$0.01475	$120.8111	$79.7591	$41.0520	2.96%
18	119.61	1.0%	1.01	$0.0011	$0.0152	$0.01518	$124.3876	$82.1203	$42.2673	2.96%
19	120.81	1.0%	1.01	$0.0011	$0.0163	$0.01563	$128.0700	$84.5514	$43.5186	2.96%
20	122.02	1.0%	1.01	$0.0011	$0.0174	$0.01610	$131.8614	$87.0545	$44.8069	2.96%
21	123.24	1.0%	1.01	$0.0012	$0.0186	$0.01657	$135.7651	$89.6316	$46.1334	2.96%
22	124.47	1.0%	1.01	$0.0012	$0.0198	$0.01706	$139.7843	$92.2851	$47.4992	2.96%

PS-26

Example 4: The Index level increases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	6.75%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-19.92%
Cumulative Index Return	24.87%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	110.00	10.0%	1.10	$0.0007	$0.0007	$0.00925	$82.5000	$50.0099	$32.4901	29.96%
2	112.20	2.0%	1.02	$0.0008	$0.0015	$0.01202	$99.4197	$64.9931	$34.4266	5.96%
3	108.83	-3.0%	0.97	$0.0009	$0.0024	$0.01273	$100.1815	$68.8669	$31.3146	-9.04%
4	97.95	-10.0%	0.90	$0.0008	$0.0032	$0.01158	$84.5495	$62.6416	$21.9078	-30.04%
5	93.05	-5.0%	0.95	$0.0006	$0.0038	$0.00810	$62.4373	$43.8243	$18.6130	-15.04%
6	81.89	-12.0%	0.88	$0.0005	$0.0043	$0.00688	$49.1383	$37.2333	$11.9049	-36.04%
7	78.61	-4.0%	0.96	$0.0003	$0.0046	$0.00440	$34.2862	$23.8146	$10.4716	-12.04%
8	74.68	-5.0%	0.95	$0.0003	$0.0048	$0.00387	$29.8442	$20.9474	$8.8967	-15.04%
9	60.49	-19.0%	0.81	$0.0002	$0.0051	$0.00329	$21.6191	$17.7970	$3.8221	-57.04%
10	71.38	18.0%	1.18	$0.0001	$0.0052	$0.00141	$13.5302	$7.6457	$5.8845	53.96%
11	74.95	5.0%	1.05	$0.0002	$0.0053	$0.00218	$18.5361	$11.7713	$6.7648	14.96%
12	69.70	-7.0%	0.93	$0.0002	$0.0055	$0.00250	$18.8739	$13.5323	$5.3415	-21.04%
13	58.55	-16.0%	0.84	$0.0001	$0.0056	$0.00198	$13.4607	$10.6852	$2.7755	-48.04%
14	53.87	-8.0%	0.92	$0.0001	$0.0057	$0.00103	$7.6603	$5.5521	$2.1083	-24.04%
15	56.02	4.0%	1.04	$0.0001	$0.0058	$0.00078	$6.5778	$4.2174	$2.3604	11.96%
16	70.03	25.0%	1.25	$0.0001	$0.0058	$0.00087	$8.8516	$4.7218	$4.1298	74.96%
17	78.43	12.0%	1.12	$0.0001	$0.0059	$0.00153	$13.8762	$8.2613	$5.6149	35.96%
18	86.27	10.0%	1.10	$0.0001	$0.0061	$0.00208	$18.5292	$11.2320	$7.2972	29.96%
19	96.62	12.0%	1.12	$0.0002	$0.0063	$0.00270	$24.5185	$14.5972	$9.9213	35.96%
20	100.49	4.0%	1.04	$0.0003	$0.0065	$0.00367	$30.9543	$19.8464	$11.1079	11.96%
21	109.53	9.0%	1.09	$0.0003	$0.0068	$0.00411	$36.3228	$22.2202	$14.1026	26.96%
22	124.87	14.0%	1.14	$0.0004	$0.0072	$0.00522	$48.2309	$28.2108	$20.0201	41.96%

PS-27

Examples 5-8: Maximum Amount of the Daily Financing Rate

Example 5: The Index level alternatively increases then decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	9.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-9.60%
Cumulative Index Return	-0.99%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	103.00	3.0%	1.03	$0.0007	$0.0007	$0.01233	$77.2500	$50.0130	$27.2370	8.95%
2	99.91	-3.0%	0.97	$0.0007	$0.0014	$0.01343	$79.2597	$54.4882	$24.7715	-9.05%
3	102.91	3.0%	1.03	$0.0006	$0.0020	$0.01222	$76.5441	$49.5560	$26.9881	8.95%
4	99.82	-3.0%	0.97	$0.0007	$0.0027	$0.01331	$78.5354	$53.9903	$24.5452	-9.05%
5	102.81	3.0%	1.03	$0.0006	$0.0033	$0.01210	$75.8446	$49.1031	$26.7415	8.95%
6	99.73	-3.0%	0.97	$0.0007	$0.0040	$0.01319	$77.8178	$53.4969	$24.3209	-9.05%
7	102.72	3.0%	1.03	$0.0006	$0.0047	$0.01199	$75.1515	$48.6544	$26.4971	8.95%
8	99.64	-3.0%	0.97	$0.0007	$0.0054	$0.01307	$77.1067	$53.0080	$24.0986	-9.05%
9	102.63	3.0%	1.03	$0.0006	$0.0060	$0.01188	$74.4648	$48.2098	$26.2550	8.95%
10	99.55	-3.0%	0.97	$0.0007	$0.0067	$0.01295	$76.4021	$52.5236	$23.8784	-9.05%
11	102.54	3.0%	1.03	$0.0006	$0.0073	$0.01178	$73.7843	$47.7692	$26.0151	8.95%
12	99.46	-3.0%	0.97	$0.0007	$0.0080	$0.01283	$75.7039	$52.0437	$23.6602	-9.05%
13	102.45	3.0%	1.03	$0.0006	$0.0086	$0.01167	$73.1101	$47.3327	$25.7774	8.95%
14	99.37	-3.0%	0.97	$0.0007	$0.0093	$0.01271	$75.0121	$51.5681	$23.4440	-9.05%
15	102.35	3.0%	1.03	$0.0006	$0.0099	$0.01156	$72.4420	$46.9002	$25.5418	8.95%
16	99.28	-3.0%	0.97	$0.0007	$0.0105	$0.01260	$74.3266	$51.0969	$23.2298	-9.05%
17	102.26	3.0%	1.03	$0.0006	$0.0111	$0.01146	$71.7800	$46.4716	$25.3084	8.95%
18	99.19	-3.0%	0.97	$0.0007	$0.0118	$0.01248	$73.6474	$50.6299	$23.0175	-9.05%
19	102.17	3.0%	1.03	$0.0006	$0.0124	$0.01135	$71.1241	$46.0470	$25.0771	8.95%
20	99.10	-3.0%	0.97	$0.0007	$0.0131	$0.01237	$72.9744	$50.1673	$22.8072	-9.05%
21	102.08	3.0%	1.03	$0.0006	$0.0136	$0.01125	$70.4741	$45.6262	$24.8480	8.95%
22	99.01	-3.0%	0.97	$0.0006	$0.0143	$0.01225	$72.3076	$49.7088	$22.5988	-9.05%

PS-28

Example 6: The Index level decreases by a constant 3.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	9.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-87.60%
Cumulative Index Return	-48.83%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	97.00	-3.0%	0.97	$0.0007	$0.0007	$0.01233	$72.7500	$50.0130	$22.7370	-9.05%
2	94.09	-3.0%	0.97	$0.0006	$0.0012	$0.01121	$66.1647	$45.4858	$20.6789	-9.05%
3	91.27	-3.0%	0.97	$0.0005	$0.0018	$0.01020	$60.1756	$41.3685	$18.8070	-9.05%
4	88.53	-3.0%	0.97	$0.0005	$0.0023	$0.00927	$54.7285	$37.6239	$17.1046	-9.05%
5	85.87	-3.0%	0.97	$0.0004	$0.0027	$0.00844	$49.7745	$34.2182	$15.5564	-9.05%
6	83.30	-3.0%	0.97	$0.0004	$0.0031	$0.00767	$45.2690	$31.1208	$14.1482	-9.05%
7	80.80	-3.0%	0.97	$0.0004	$0.0035	$0.00698	$41.1713	$28.3038	$12.8675	-9.05%
8	78.37	-3.0%	0.97	$0.0003	$0.0038	$0.00635	$37.4445	$25.7417	$11.7028	-9.05%
9	76.02	-3.0%	0.97	$0.0003	$0.0041	$0.00577	$34.0550	$23.4116	$10.6434	-9.05%
10	73.74	-3.0%	0.97	$0.0003	$0.0044	$0.00525	$30.9724	$21.2924	$9.6800	-9.05%
11	71.53	-3.0%	0.97	$0.0003	$0.0047	$0.00477	$28.1688	$19.3650	$8.8038	-9.05%
12	69.38	-3.0%	0.97	$0.0002	$0.0049	$0.00434	$25.6190	$17.6121	$8.0069	-9.05%
13	67.30	-3.0%	0.97	$0.0002	$0.0051	$0.00395	$23.3000	$16.0179	$7.2821	-9.05%
14	65.28	-3.0%	0.97	$0.0002	$0.0053	$0.00359	$21.1909	$14.5680	$6.6229	-9.05%
15	63.33	-3.0%	0.97	$0.0002	$0.0055	$0.00327	$19.2727	$13.2493	$6.0234	-9.05%
16	61.43	-3.0%	0.97	$0.0002	$0.0056	$0.00297	$17.5282	$12.0500	$5.4782	-9.05%
17	59.58	-3.0%	0.97	$0.0001	$0.0058	$0.00270	$15.9415	$10.9592	$4.9823	-9.05%
18	57.80	-3.0%	0.97	$0.0001	$0.0059	$0.00246	$14.4985	$9.9672	$4.5313	-9.05%
19	56.06	-3.0%	0.97	$0.0001	$0.0060	$0.00223	$13.1861	$9.0650	$4.1211	-9.05%
20	54.38	-3.0%	0.97	$0.0001	$0.0061	$0.00203	$11.9925	$8.2444	$3.7481	-9.05%
21	52.75	-3.0%	0.97	$0.0001	$0.0062	$0.00185	$10.9070	$7.4981	$3.4088	-9.05%
22	51.17	-3.0%	0.97	$0.0001	$0.0063	$0.00168	$9.9197	$6.8194	$3.1003	-9.05%

PS-29

Example 7: The Index level increases by a constant 1.00% per day.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	9.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	89.50%
Cumulative Index Return	24.47%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	101.00	1.0%	1.01	$0.0007	$0.0007	$0.01233	$75.7500	$50.0130	$25.7370	2.95%
2	102.01	1.0%	1.01	$0.0007	$0.0013	$0.01269	$77.9832	$51.4874	$26.4958	2.95%
3	103.03	1.0%	1.01	$0.0007	$0.0020	$0.01307	$80.2822	$53.0053	$27.2769	2.95%
4	104.06	1.0%	1.01	$0.0007	$0.0027	$0.01345	$82.6490	$54.5679	$28.0810	2.95%
5	105.10	1.0%	1.01	$0.0007	$0.0035	$0.01385	$85.0855	$56.1766	$28.9089	2.95%
6	106.15	1.0%	1.01	$0.0008	$0.0042	$0.01426	$87.5939	$57.8328	$29.7611	2.95%
7	107.21	1.0%	1.01	$0.0008	$0.0050	$0.01468	$90.1763	$59.5377	$30.6385	2.95%
8	108.29	1.0%	1.01	$0.0008	$0.0058	$0.01511	$92.8347	$61.2930	$31.5418	2.95%
9	109.37	1.0%	1.01	$0.0008	$0.0066	$0.01555	$95.5716	$63.0999	$32.4716	2.95%
10	110.46	1.0%	1.01	$0.0008	$0.0074	$0.01601	$98.3891	$64.9602	$33.4289	2.95%
11	111.57	1.0%	1.01	$0.0009	$0.0083	$0.01649	$101.2897	$66.8752	$34.4145	2.95%
12	112.68	1.0%	1.01	$0.0009	$0.0092	$0.01697	$104.2758	$68.8468	$35.4290	2.95%
13	113.81	1.0%	1.01	$0.0009	$0.0101	$0.01747	$107.3499	$70.8764	$36.4735	2.95%
14	114.95	1.0%	1.01	$0.0009	$0.0111	$0.01799	$110.5147	$72.9659	$37.5488	2.95%
15	116.10	1.0%	1.01	$0.0010	$0.0121	$0.01852	$113.7728	$75.1170	$38.6557	2.95%
16	117.26	1.0%	1.01	$0.0010	$0.0131	$0.01906	$117.1269	$77.3315	$39.7953	2.95%
17	118.43	1.0%	1.01	$0.0010	$0.0141	$0.01963	$120.5799	$79.6113	$40.9685	2.95%
18	119.61	1.0%	1.01	$0.0011	$0.0152	$0.02020	$124.1347	$81.9583	$42.1763	2.95%
19	120.81	1.0%	1.01	$0.0011	$0.0163	$0.02080	$127.7943	$84.3745	$43.4197	2.95%
20	122.02	1.0%	1.01	$0.0011	$0.0174	$0.02141	$131.5617	$86.8620	$44.6998	2.95%
21	123.24	1.0%	1.01	$0.0012	$0.0186	$0.02204	$135.4403	$89.4227	$46.0175	2.95%
22	124.47	1.0%	1.01	$0.0012	$0.0198	$0.02269	$139.4332	$92.0590	$47.3742	2.95%

PS-30

Example 8: The Index level increases in a volatile manner.

Assumptions
Fee Rate	0.95% per annum
Daily Leverage Factor	3
Daily Financing Factor	2
Daily Financing Rate	9.00%
Principal Amount	$25.00
Initial Index Level	100
Note Return	-20.15%
Cumulative Index Return	24.87%

Day	Index Level	Daily Index Performance	Index Performance Factor	Daily Investor Fee	Fee Accrual	Daily Financing Charge	Long Index Amount	Financing Level	Indicative Note Value	Note Return
A	B	C	D	E	F	G	H	I	J	K
			Current Index Level / Previous Index Level	Previous Indicative Note Value * Fee Rate/365	Total of E	Previous Indicative Note Value * Daily Financing Factor * Daily Financing Rate/365	Previous Indicative Note Value * Daily Leverage Factor * D	Previous Indicative Note Value * Daily Financing Factor + E + G	H – I	(Current Indicative Note Value - Previous Indicative Note Value)/ Previous Indicative Note Value
0	100.00						$75.00	$50.00	$25.00
1	110.00	10.0%	1.10	$0.0007	$0.0007	$0.01233	$82.5000	$50.0130	$32.4870	29.95%
2	112.20	2.0%	1.02	$0.0008	$0.0015	$0.01602	$99.4103	$64.9909	$34.4194	5.95%
3	108.83	-3.0%	0.97	$0.0009	$0.0024	$0.01697	$100.1604	$68.8566	$31.3038	-9.05%
4	97.95	-10.0%	0.90	$0.0008	$0.0032	$0.01544	$84.5202	$62.6238	$21.8964	-30.05%
5	93.05	-5.0%	0.95	$0.0006	$0.0038	$0.01080	$62.4047	$43.8041	$18.6006	-15.05%
6	81.89	-12.0%	0.88	$0.0005	$0.0043	$0.00917	$49.1055	$37.2108	$11.8947	-36.05%
7	78.61	-4.0%	0.96	$0.0003	$0.0046	$0.00587	$34.2567	$23.7956	$10.4612	-12.05%
8	74.68	-5.0%	0.95	$0.0003	$0.0048	$0.00516	$29.8143	$20.9277	$8.8866	-15.05%
9	60.49	-19.0%	0.81	$0.0002	$0.0051	$0.00438	$21.5943	$17.7777	$3.8166	-57.05%
10	71.38	18.0%	1.18	$0.0001	$0.0052	$0.00188	$13.5108	$7.6352	$5.8756	53.95%
11	74.95	5.0%	1.05	$0.0002	$0.0053	$0.00290	$18.5081	$11.7542	$6.7539	14.95%
12	69.70	-7.0%	0.93	$0.0002	$0.0055	$0.00333	$18.8433	$13.5113	$5.3321	-21.05%
13	58.55	-16.0%	0.84	$0.0001	$0.0056	$0.00263	$13.4368	$10.6669	$2.7699	-48.05%
14	53.87	-8.0%	0.92	$0.0001	$0.0057	$0.00137	$7.6449	$5.5412	$2.1037	-24.05%
15	56.02	4.0%	1.04	$0.0001	$0.0058	$0.00104	$6.5635	$4.2085	$2.3550	11.95%
16	70.03	25.0%	1.25	$0.0001	$0.0058	$0.00116	$8.8314	$4.7113	$4.1201	74.95%
17	78.43	12.0%	1.12	$0.0001	$0.0059	$0.00203	$13.8435	$8.2423	$5.6012	35.95%
18	86.27	10.0%	1.10	$0.0001	$0.0061	$0.00276	$18.4839	$11.2053	$7.2786	29.95%
19	96.62	12.0%	1.12	$0.0002	$0.0063	$0.00359	$24.4562	$14.5610	$9.8952	35.95%
20	100.49	4.0%	1.04	$0.0003	$0.0065	$0.00488	$30.8729	$19.7955	$11.0774	11.95%
21	109.53	9.0%	1.09	$0.0003	$0.0068	$0.00546	$36.2232	$22.1606	$14.0626	26.95%
22	124.87	14.0%	1.14	$0.0004	$0.0072	$0.00693	$48.0941	$28.1325	$19.9616	41.95%

PS-31

Table 1: Expected return on the notes over one year of Index performance, without giving effect to the Daily Investor Fee and the Daily Financing Charge, and assuming a constant daily leverage and volatility over time.

Table 1 illustrates the effect of two factors that affect the notes’ performance: Index volatility and Index return. Index volatility is a statistical measure of the magnitude of fluctuations in the returns of the Index and is calculated as the standard deviation of the natural logarithms of the Index Performance Factor (calculated daily), multiplied by the square root of the number of Index Business Days per year (assumed to be 252). Table 1 shows estimated note returns for a number of combinations of Index volatility and Index return over a one-year period. To isolate the impact of daily leveraged exposure, the table assumes no Daily Investor Fees and a Daily Financing Rate of 0% and that the volatility of the Index remains constant over time. If these assumptions were different, the notes’ performance would be different than that shown. If the effect of the Daily Investor Fee and the Daily Financing Rate were included, the notes’ performance would be different than shown.

Because the return on the notes is linked to a three times leveraged participation in the performance of the Index, compounded daily, the notes might be incorrectly expected to achieve a 30% return on a yearly basis if the Index return was 10%, absent the effects of compounding. However, as Table 1 shows, with an Index volatility of 40%, and given the assumptions listed above, the notes would return -17.64%. In Table 1, shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the Index performance times 3.0 leverage; conversely, areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the Index performance times 3.0 leverage.

This table highlights the impact of leverage and compounding on the payment at maturity under different circumstances. Many other factors will affect the value of the notes, and these figures are provided for illustration only. This table should not be taken as an indication or a prediction of future Index performance or investment results and are intended to illustrate a few of the possible returns on the notes. Because the Indicative Note Value takes into account the net effect of the Daily Investor Fee, which is a fixed percentage of the value of the notes, and the performance of the Index, the Indicative Note Value is dependent on the path taken by the Index level to arrive at its ending level. The figures in this table have been rounded for convenience.

PS-32

Table 1: Expected return on the notes over one year of Index performance, without giving effect to the Daily Investor Fee and the Daily Financing Charge, and assuming a constant daily leverage and volatility over time.

		One-Year Index Volatility
One Year Index Performance	Three Times (3x) One Year Index Performance	0%	5%	10%	15%	20%	25%	30%	35%	40%	45%	50%	55%	60%	65%	70%
-75%	-225%	-98.44%	-98.45%	-98.48%	-98.54%	-98.61%	-98.70%	-98.81%	-98.92%	-99.03%	-99.15%	-99.26%	-99.37%	-99.47%	-99.56%	-99.64%
-70%	-210%	-97.30%	-97.32%	-97.38%	-97.48%	-97.61%	-97.76%	-97.94%	-98.13%	-98.33%	-98.53%	-98.72%	-98.91%	-99.08%	-99.24%	-99.38%
-65%	-195%	-95.71%	-95.74%	-95.84%	-95.99%	-96.20%	-96.45%	-96.73%	-97.03%	-97.35%	-97.66%	-97.97%	-98.27%	-98.54%	-98.79%	-99.01%
-60%	-180%	-93.60%	-93.65%	-93.79%	-94.02%	-94.32%	-94.69%	-95.11%	-95.57%	-96.04%	-96.51%	-96.98%	-97.42%	-97.83%	-98.20%	-98.53%
-55%	-165%	-90.89%	-90.96%	-91.16%	-91.48%	-91.92%	-92.45%	-93.04%	-93.69%	-94.36%	-95.04%	-95.70%	-96.32%	-96.91%	-97.43%	-97.90%
-50%	-150%	-87.50%	-87.59%	-87.87%	-88.32%	-88.91%	-89.64%	-90.46%	-91.34%	-92.27%	-93.19%	-94.10%	-94.96%	-95.76%	-96.48%	-97.13%
-45%	-135%	-83.36%	-83.49%	-83.85%	-84.45%	-85.24%	-86.21%	-87.30%	-88.48%	-89.70%	-90.94%	-92.14%	-93.29%	-94.35%	-95.32%	-96.17%
-40%	-120%	-78.40%	-78.56%	-79.04%	-79.81%	-80.84%	-82.09%	-83.51%	-85.04%	-86.63%	-88.23%	-89.80%	-91.28%	-92.66%	-93.92%	-95.03%
-35%	-105%	-72.54%	-72.74%	-73.35%	-74.33%	-75.64%	-77.23%	-79.04%	-80.98%	-83.01%	-85.04%	-87.03%	-88.92%	-90.67%	-92.27%	-93.69%
-30%	-90%	-65.70%	-65.96%	-66.71%	-67.94%	-69.58%	-71.56%	-73.82%	-76.25%	-78.78%	-81.32%	-83.80%	-86.16%	-88.35%	-90.34%	-92.11%
-25%	-75%	-57.81%	-58.13%	-59.06%	-60.57%	-62.58%	-65.03%	-67.79%	-70.79%	-73.90%	-77.02%	-80.07%	-82.98%	-85.67%	-88.12%	-90.30%
-20%	-60%	-48.80%	-49.18%	-50.31%	-52.14%	-54.59%	-57.55%	-60.91%	-64.55%	-68.32%	-72.11%	-75.81%	-79.34%	-82.61%	-85.59%	-88.23%
-15%	-45%	-38.59%	-39.05%	-40.40%	-42.60%	-45.53%	-49.09%	-53.12%	-57.47%	-62.00%	-66.55%	-70.99%	-75.22%	-79.14%	-82.71%	-85.88%
-10%	-30%	-27.10%	-27.64%	-29.25%	-31.86%	-35.34%	-39.56%	-44.35%	-49.52%	-54.89%	-60.29%	-65.56%	-70.58%	-75.24%	-79.48%	-83.24%
-5%	-15%	-14.26%	-14.90%	-16.80%	-19.86%	-23.96%	-28.92%	-34.55%	-40.63%	-46.95%	-53.30%	-59.50%	-65.40%	-70.88%	-75.86%	-80.29%
0%	0%	0.00%	-0.75%	-2.96%	-6.53%	-11.31%	-17.10%	-23.66%	-30.75%	-38.12%	-45.53%	-52.76%	-59.65%	-66.04%	-71.85%	-77.01%
5%	15%	15.76%	14.90%	12.34%	8.21%	2.67%	-4.03%	-11.63%	-19.84%	-28.37%	-36.94%	-45.32%	-53.29%	-60.69%	-67.41%	-73.38%
10%	30%	33.10%	32.11%	29.17%	24.41%	18.05%	10.34%	1.61%	-7.83%	-17.64%	-27.50%	-37.13%	-46.29%	-54.80%	-62.53%	-69.40%
15%	45%	52.09%	50.95%	47.59%	42.16%	34.89%	26.08%	16.10%	5.32%	-5.89%	-17.16%	-28.16%	-38.63%	-48.35%	-57.18%	-65.03%
20%	60%	72.80%	71.51%	67.69%	61.52%	53.26%	43.26%	31.91%	19.66%	6.93%	-5.87%	-18.38%	-30.27%	-41.32%	-51.35%	-60.27%
25%	75%	95.31%	93.85%	89.54%	82.56%	73.23%	61.92%	49.10%	35.25%	20.86%	6.39%	-7.74%	-21.19%	-33.67%	-45.01%	-55.09%
30%	90%	119.70%	118.06%	113.21%	105.36%	94.86%	82.14%	67.71%	52.13%	35.95%	19.67%	3.78%	-11.34%	-25.39%	-38.15%	-49.49%
35%	105%	146.04%	144.20%	138.77%	129.98%	118.22%	103.97%	87.82%	70.37%	52.24%	34.02%	16.22%	-0.72%	-16.45%	-30.73%	-43.43%
40%	120%	174.40%	172.35%	166.29%	156.49%	143.37%	127.49%	109.47%	90.01%	69.79%	49.47%	29.62%	10.73%	-6.81%	-22.75%	-36.91%
45%	135%	204.86%	202.58%	195.85%	184.96%	170.39%	152.74%	132.73%	111.11%	88.64%	66.06%	44.01%	23.02%	3.53%	-14.17%	-29.90%
50%	150%	237.50%	234.98%	227.53%	215.47%	199.34%	179.80%	157.64%	133.71%	108.84%	83.84%	59.42%	36.19%	14.61%	-4.98%	-22.40%
55%	165%	272.39%	269.61%	261.38%	248.08%	230.28%	208.72%	184.27%	157.86%	130.43%	102.84%	75.90%	50.27%	26.46%	4.84%	-14.38%
60%	180%	309.60%	306.54%	297.49%	282.86%	263.28%	239.57%	212.68%	183.63%	153.45%	123.11%	93.48%	65.29%	39.10%	15.32%	-5.82%
65%	195%	349.21%	345.86%	335.94%	319.89%	298.42%	272.41%	242.92%	211.06%	177.97%	144.69%	112.19%	81.27%	52.55%	26.47%	3.29%
70%	210%	391.30%	387.63%	376.78%	359.23%	335.74%	307.30%	275.05%	240.21%	204.01%	167.62%	132.07%	98.26%	66.84%	38.32%	12.96%
75%	225%	435.94%	431.93%	420.10%	400.96%	375.33%	344.31%	309.12%	271.12%	231.63%	191.93%	153.16%	116.27%	82.00%	50.88%	23.23%

Numbers in red font highlight scenarios where the notes are expected to perform negatively. Shaded areas represent those scenarios where the notes will outperform (i.e., return more than) the Index performance times the Daily Leverage Factor; conversely, areas not shaded represent those scenarios where the notes will underperform (i.e., return less than) the Index performance times the Daily Leverage Factor. Please note that the table above is not a representation as to the notes' actual returns, which may be materially different than the scenarios shown above, as a result of a variety of factors, including the decay effects described above, as well as the Daily Financing Fee and the Daily Investor Fee.

PS-33

Illustrations of the “Decay” Effect on the Notes

The daily resetting of the notes’ leveraged exposure to the Index is expected to cause the notes to experience a “decay” effect, which worsens over time and increases with the volatility of the Index. The decay effect refers to the tendency of the notes to lose value over time, regardless of the performance of the Index. The decay effect occurs any time the Index moves in a direction on one day that is different from the direction it moved on the prior day. If the Index increases one day and decreases the next, the resetting of the leveraged exposure based on the higher value after the first day means that a greater amount of value is exposed to the decrease on the next day than if the leveraged exposure had not been reset; and if the Index decreases one day and increases the next, the resetting of the leveraged exposure based on the lower value after the first day means that a smaller amount is exposed to the increase on the next day. One consequence of this daily resetting of leverage is that, if the Index moves in one direction from Day 0 to Day 1 and then returns to its Day 0 level on Day 2, the Closing Indicative Note Value of the notes will be lower on Day 2 than it was on Day 0, even though the closing level of the Index is the same on Day 2 as it was on Day 0. As a result of this decay effect, it is extremely likely that the value of the notes will decline to near zero (absent reverse splits) by the maturity date, and likely significantly sooner. Accordingly, the notes are not suitable for intermediate- or long-term investment, as any intermediate-or long-term investment is very likely to sustain significant losses, even if the Index increases over the relevant time period. Although the decay effect is more likely to manifest itself the longer the notes are held, the decay effect can have a significant impact on the performance of the notes, even over a period as short as two days. The notes are not intended to be “buy and hold” investments. If you invest in the notes, you should continuously monitor your holding of the notes and make investment decisions at least on each Index Business Day, or even intraday.

The examples below are designed to illustrate the decay effect on the Closing Indicative Note Value of the notes over a short period of time. To isolate the decay effect, the examples below disregard the effects of the Daily Financing Fee and the Daily Investor Fee. If the Daily Financing Fee and the Daily Investor Fee were also taken into account, then the hypothetical Closing Indicative Note Values below would be even lower.

Each of the examples below illustrates hypothetical daily fluctuations in the closing level of the Index over a period of 10 Index Business Days. By showing changes over 10 Index Business Days, we are not suggesting that 10 Index Business Days is an appropriate period of time to hold the notes. Rather, we are showing changes over 10 Index Business Days to illustrate how the decay effect increases over a number of days, and to illustrate the risks of holding the notes for more than one Index Business Day. As described elsewhere in this pricing supplement, the notes are intended to be daily trading tools for sophisticated investors to manage daily trading risks.

In each of the examples below, the closing level of the Index is the same at the end of the hypothetical 10 Index Business Day period as it was at the beginning of the period. We are showing examples on this basis to illustrate how the decay effect has an impact on the Closing Indicative Note Value of the notes that is independent from the directional performance of the Index. If the Index were to move in an adverse direction (i.e., lower in the case of the notes) over the relevant time period, the Closing Indicative Note Values would be lower than in the examples illustrated below.

The examples below are based on a hypothetical closing level of the Index of 100 and a hypothetical Closing Indicative Note Value of $100 at the beginning of the hypothetical 10 Index Business Day period.

PS-34

Example 1. The closing level of the Index fluctuates by 1% per day.

In this example, the Index fluctuates by 1% per day (as a percentage of the initial level) over a 10 Index Business Day period.

Day	Index Level	% Change of Index Level from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	101.00	1.0%	103.00	3.00%
2	100.00	0.0%	99.94	-0.06%
3	99.00	-1.0%	96.94	-3.06%
4	100.00	0.0%	99.88	-0.12%
5	101.00	1.0%	102.88	2.88%
6	100.00	0.0%	99.82	-0.18%
7	99.00	-1.0%	96.83	-3.17%
8	100.00	0.0%	99.76	-0.24%
9	101.00	1.0%	102.75	2.75%
10	100.00	0.0%	99.70	-0.30%

In this example, although the closing level of the Index fluctuated within a narrow range around the initial level and concluded the hypothetical 10 Index Business Day period at the same level at which it started, the Closing Indicative Note Value of the notes experienced a decay of -0.30% (before giving effect to the Daily Financing Fee and the Daily Investor Fee).

PS-35

Example 2. The closing level of the Index fluctuates by 5% per day.

In this example, the Index fluctuates by 5% per day (as a percentage of the initial level) over a 10 Index Business Day period.

Day	Index Level	% Change of Index Level from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	105.00	5.00%	115.00	15.00%
2	100.00	0.00%	98.57	-1.43%
3	95.00	-5.00%	83.79	-16.21%
4	100.00	0.00%	97.02	-2.98%
5	105.00	5.00%	111.57	11.57%
6	100.00	0.00%	95.63	-4.37%
7	95.00	-5.00%	81.28	-18.72%
8	100.00	0.00%	94.12	-5.88%
9	105.00	5.00%	108.24	8.24%
10	100.00	0.00%	92.77	-7.23%

In this example, although the closing level of the Index fluctuated around the initial level and concluded the hypothetical 10 Index Business Day period at the same level at which it started, the Closing Indicative Note Value of the notes experienced a decay of -7.23% (before giving effect to the Daily Financing Fee and the Daily Investor Fee).

PS-36

Example 3. The closing level of the Index fluctuates by 12% per day.

In this example, the Index fluctuates by 12% per day (as a percentage of the initial level) over a 10 Index Business Day period.

Day	Index Level	% Change of Index Level from Day 0	Closing Indicative Note Value ($)	% Change of Closing Indicative Note Value from Day 0
0	100.00		100.00
1	112.00	12.00%	136.00	36.00%
2	100.00	0.00%	92.29	-7.71%
3	88.00	-12.00%	59.06	-40.94%
4	100.00	0.00%	83.22	-16.78%
5	112.00	12.00%	113.19	13.19%
6	100.00	0.00%	76.80	-23.20%
7	88.00	-12.00%	49.16	-50.84%
8	100.00	0.00%	69.26	-30.74%
9	112.00	12.00%	94.20	-5.80%
10	100.00	0.00%	63.92	-36.08%

In this example, although the closing level of the Index fluctuated around the initial level and concluded the hypothetical 10 Index Business Day period at the same level at which it started, the Closing Indicative Note Value of the notes experienced a decay of -36.08% (before giving effect to the Daily Financing Fee and the Daily Investor Fee).

In this example, the greater magnitude of the daily changes in the closing level of the Index as compared to both of the prior examples results in significantly greater decay, with a decay of -36.08%. The Closing Indicative Note Value experienced this significant decay even though the closing level of the Index concluded the hypothetical 10 Index Business Day period at the same level at which it started. As this example illustrates, the greater the daily fluctuations in the closing level of the Index (i.e., the greater the volatility), the greater the decay.

* * *

In each example, there is no change in the closing level of the Index from Day 0 to Day 10, in order to isolate the decay effect from other factors that affect the Closing Indicative Note Value. If the Index level decreases over the same time period, that adverse Index movement would have caused the Closing Indicative Note Value to be even lower. For example, on Day 7 of Example 3 above, the Index level was 12% lower than it was on Day 0, and the Closing Indicative Note Value was 50.84% lower on that day than it was on Day 0, for a loss that is greater than 3 times the decline of the Index from Day 0 to Day 7.

The above examples illustrate the following important points about the decay effect over any holding period of more than one day:

The decay effect worsens over time. In each of the examples above, the closing level of the Index returns to the original level of 100 on multiple days during the 10 Index Business Day period. Each time the level returns to 100, the Closing Indicative Note Value is lower than it was on any earlier date on which the closing level was 100. The same is true for each of the other closing levels shown in the examples above.

Although the decay effect worsens over time, it can have a meaningful effect even over a period as short as two days. In Example 3 above, the closing level of the Index falls from 100 to 88 from Day 2 to Day 3 and then returns to 100 on Day 4. Although the closing level of the Index is the same on Day 4 as it was on Day 2, the Closing Indicative Note Value of the notes on Day 4 was lower, and in the case of Example 3, significantly lower, than it was on Day 2.

PS-37

The decay effect worsens as volatility increases. Volatility refers to the average magnitude of daily fluctuations in the closing level of the Index over any period of time. The daily fluctuations in Example 2 are significantly larger than they are in Example 1, and the daily fluctuations in Example 3 are significantly larger than they are in Example 2. As a result, the decline in the Closing Indicative Note Value in Example 2 is significantly greater than it is in Example 1, and the decline in the Closing Indicative Note Value in Example 3 is significantly greater than it is in Example 2.

The daily compounding of returns will adversely affect the Closing Indicative Note Value of the notes any time the closing level of the Index moves in a different direction on one day than it did on the prior day. If the closing level of the Index increases from Day 0 to Day 1 and then decreases by the same amount from Day 1 to Day 2, or if the closing level decreases from Day 0 to Day 1 and then increases by the same amount from Day 1 to Day 2, the Closing Indicative Note Value on Day 2 will be lower than it was on Day 0, even though the closing level of the Index on Day 2 is the same as it was on Day 0.

The 3-to-1 leverage ratio does not hold for any period longer than one day. In Example 3 above, the 50.84% loss reflected in the Closing Indicative Note Value from Day 0 to Day 7 was approximately 4.24 times greater than the 12% decline in the closing level of the Index over the same period.

In fact, the Closing Indicative Note Value of the notes may decline significantly over any given time period even if the closing level of the Index from the beginning to the end of that time period increases. For example, in Example 3 above, the closing level of the Index has increased by 12% from Day 0 to Day 9, but the Closing Indicative Note Value was 5.80% lower on Day 9 than it was on Day 0.

PS-38

INTRADAY VALUE OF THE INDEX AND THE NOTES

Intraday Index Values

Each Index Business Day, the Index Sponsor will calculate and publish the intraday Index value every 15 seconds during normal trading hours on Bloomberg under the ticker symbol “BIGOIL<Index>.”

The Index Sponsor is not affiliated with Bank of Montreal and does not approve, endorse, review or recommend the Index or the notes. The information used in the calculation of the intraday Index value will be derived from sources the Index Sponsor deems reliable, but the Index Sponsor and its affiliates do not guarantee the correctness or completeness of the intraday Index value or other information furnished in connection with the notes or the calculation of the Index. The Index Sponsor makes no warranty, express or implied, as to results to be obtained by Bank of Montreal, holders of the notes, or any other person or entity from the use of the intraday Index value or any data included therein. The Index Sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday Index value or any data included therein. The Index Sponsor, its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of the Index Sponsor, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday Index value or the notes, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. The Index Sponsor shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday Index value from whatever cause. The Index Sponsor is not responsible for the selection of or use of the Index or the notes, the accuracy and adequacy of the Index or information used by Bank of Montreal and the resultant output thereof.

The intraday calculation of the level of the Index will be provided for reference purposes only. Published calculations of the level of the Index from the Index Sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current level of the Index and therefore the value of the notes in the secondary market. The intraday Index value published every 15 seconds will be based on the intraday prices of the Index constituents.

Intraday Indicative Note Values

An Intraday Indicative Value, which is an approximation of the value of the notes, will be calculated and published by Solactive AG ("Solactive") or a successor on Bloomberg under the ticker symbol “WTIUIV” every 15 seconds during normal trading hours. The actual trading price of the notes may vary significantly from their Intraday Indicative Value. In connection with the notes, we use the term “indicative value” to refer to the value at a given time equal to (a) the Intraday Long Index Amount minus (b) the Financing Level; provided that if such calculation results in a value equal to or less than $0, then both the Intraday Indicative Value and the closing Indicative Note Value will be $0. The Intraday Long Index Amount will equal the product of (a) the closing Indicative Note Value on the immediately preceding Exchange Business Day times (b) the Daily Leverage Factor times (c) the Intraday Index Performance Factor. The Intraday Index Performance Factor equals (a) the most recently published Index level divided by (b) the Index Closing Level on the preceding Index Business Day.

If the Intraday Indicative Value of the notes is equal to or less than $0 at any time on any Exchange Business Day, then both the Intraday Indicative Value and the closing Indicative Note Value of the notes on that day, and for the remainder of the term of the notes, will be $0 (a total loss of value).

The Intraday Indicative Value is meant to approximate the value of the notes at a particular time. There are three elements of the formula: the Intraday Long Index Amount, the Financing Level and the Intraday Index Performance Factor (using, instead of the Index Closing Level for the date of determination, the intraday Index level at the time of determination), as described immediately above. Because the intraday Index level and the Intraday Long Index Amount are variable, the Intraday Indicative Value translates the change in the Index level from the previous Exchange Business Day, as measured at the time of measurement, into an approximation of the expected value of the notes. The Intraday Indicative Value uses an intraday Index level for its calculation; therefore, a variation in the intraday level of the Index from the previous Exchange Business Day’s Index Closing Level may cause a significant variation between the closing Indicative Note Value and the Intraday Indicative Value on any date of determination. The Intraday Indicative Value also does not reflect intraday changes in the leverage; it is based on the constant Daily Leverage Factor of 3. Consequently, the Intraday Indicative Value may vary significantly from the previous or next Exchange Business Day’s closing Indicative Note Value or the price of the notes purchased intraday. See “Risk Factors — The notes are subject to intraday purchase risk” and “—The leverage of the notes is reset on each day, and the leverage of the notes during any given day may be greater than or less than 3.0.” The Intraday Indicative Value may be useful as an approximation of what price an investor in the notes would receive if the notes were to be redeemed or if they matured, each at the time of measurement. The Intraday Indicative Value may be helpful to an investor in the notes when comparing it against the notes’ trading price on the NYSE and the most recently published level of the Index.

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The Intraday Indicative Value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer to solicitation for the purpose, sale, or termination of your notes, nor will it reflect hedging or other transactional costs, credit considerations, market liquidity or bid-offer spreads. The levels of the Index provided by the Index Sponsor will not necessarily reflect the depth and liquidity of the Index constituents. For this reason and others, the actual trading price of the notes may be different from their indicative value. For additional information, please see “Risk Factors — The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the notes in the secondary market” in this pricing supplement.

The calculation of the Intraday Indicative Value shall not constitute a recommendation or solicitation to conclude a transaction at the level stated, and should not be treated as giving investment advice.

The publication of the Intraday Indicative Value of the notes by Solactive AG may occasionally be subject to delay or postponement. If the intraday Index value is delayed, then the Intraday Indicative Value of the notes will also be delayed. The actual trading price of the notes may be different from their Intraday Indicative Value. The Intraday Indicative Value of the notes published at least every 15 seconds from 9:30 a.m. to 6:00 p.m., New York City time, will be based on the intraday values of the Index, and may not be equal to the payment at maturity, call or redemption.

The indicative value calculations will have been prepared as of a particular date and time and will therefore not reflect subsequent changes in market values or prices or in any other factors relevant to their determination.

If you want to sell your notes but are unable to satisfy the minimum redemption requirements, you may sell your notes into the secondary market at any time, subject to the risks described under “Risk Factors — Risks Relating to Liquidity and the Secondary Market — There is no assurance that your notes will continue to be listed on a securities exchange, and they may not have an active trading market” and “— The value of the notes in the secondary market may be influenced by many unpredictable factors.” Also, the price you may receive for the notes in the secondary market may differ from, and may be significantly less than, the Redemption Amount.

Neither the Index Sponsor nor any of its affiliates are affiliated with Bank of Montreal or BMOCM and do not approve, endorse, review or recommend Bank of Montreal, BMOCM or the notes.

The Intraday Indicative Values of the notes calculated by Solactive are derived from sources deemed reliable, but Solactive and its affiliates and suppliers do not guarantee the correctness or completeness of the notes, their values or other information furnished in connection with the notes. Solactive and its affiliates make no warranty, express or implied, as to results to be obtained by BMOCM, Bank of Montreal, the holders of the notes, or any other person or entity from the use of the notes, or any date or values included therein or in connection therewith. Solactive and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose with respect to the notes, or any data or values included therein or in connection therewith.

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THE INDEX

We have derived all information contained in this pricing supplement regarding the Index, including, without limitation, its make-up, performance, method of calculation and changes in its constituents, from publicly available sources. Such information reflects the policies of and is subject to change by the Index Sponsor. We have not undertaken any independent review or due diligence of such information. The Index Sponsor has no obligation to continue to publish, and may discontinue the publication of, the Index. The description of the Index is summarized from its governing methodology, which is available on the website maintained by the Index Sponsor, www.solactive.com. Neither the methodology nor any other information included on any website maintained by the Index Sponsor is included or incorporated by reference into this pricing supplement.

Introduction

The Index measures the performance of 12 highly liquid U.S. stocks from the energy and oil sector.

The Index is a total return index, in which dividends paid on the constituent stocks are reflected in the level of the Index.

The ticker symbol of the Index is “BIGOIL”. The initial Index level was set to 1,000 as of June 16, 2017. The Index was initially calculated on January 26, 2023. The Index Sponsor calculates the level of the Index to two decimal places.

Criteria for Inclusion in the Index

The Index constituents are selected on the first trading day of March, June, September and December of each year (each, a "selection day"), and the Index constituents are reviewed and reweighted on the first trading day of each other month of the year (each, a "review day").

On each selection day, the Index sponsor selects the securities that are eligible for inclusion in the Index based on the following criteria:

•	the company must be included in the Solactive GBS United States Investable Universe Index, an index sponsored by Solactive that includes the U.S. companies with the largest free-float market capitalization;
•	the company is domiciled in the U.S., and is not incorporated in Canada;
•	the relevant security is a class of common stock, and the issuer is not a master limited partnership;
•	the relevant security is listed on a U.S. securities exchange;
•	the company is classified under any of the following Subsector or Industry Groups by the FactSet Revere Business Industry Classification System ("RBICS"):
o	Subsector:
▪	Integrated Oil and Gas Exploration and Production
▪	Fossil Fuel Exploration and Production

or

o	Industry Group:
▪	Petroleum Refineries.

In addition, a company must have a free float market capitalization of more than US$1.0 billion on a selection day, and a minimum average daily value traded of more than US$100 million over the three months prior to and including the selection day, each as determined by the Index Sponsor based on information provided by third-party data vendors.

On each review day, the 20 securities with the highest free float market capitalization are selected as the index universe, from which the index constituents are selected. On each subsequent review day until the next selection day, the index universe consists of those 20 securities. Only one class of common equity securities of any particular issuer may be included in the index universe.

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Selection of the Index Constituents

On each selection day and each review day, the Index composition is determined as follows:

•	The eligible securities are ranked in descending order based on their average daily value traded over three months prior to the applicable selection day or review day;

•	The Index is then composed of 12 securities, as follows:

o	On a selection day, the top 12 securities, based on their average daily value traded, are included in the Index.

o	On a review day, all current index constituents ranked within the top 15 of the applicable index universe are selected. If needed to reach 12 index constituents, the next highest ranked securities are included in the Index that are not current index constituents.

Weighting and Rebalancing

Monthly Rebalancing

Each month, the Index is rebalanced. Each index constituent is assigned a weight according to its average daily value traded over the three months prior to the appliable selection day or review day, subject to following constraints:

•	the maximum weight of any index constituent is 15%; and

•	the maximum total weight of the five highest weighted index constituents is 60%.

Extraordinary Rebalancing

The Index will also be rebalanced upon the occurrence of certain events.

If an index constituent “spins-off” another company which is not an Index component, the other company will not be included in the Index, and its weight will redistributed proportionally among the remaining index constituents.

If there is an event that occurs that leads to the removal of a security from the index (for example, as a result of an acquisition, delisting or bankruptcy), the security will be replaced with an eligible security determined on the previous selection day. The eligible security with the largest average daily value traded as of the previous selection day that is not currently included in the Index will be added to the Index. The Index constituents will be reweighted as described above, using data as of the trading day prior to the announcement day of the removal. The composition of the Index is adjusted on the removal date of the relevant security after the close of trading.

Index Calculation

The Index Sponsor calculates the Index level, including the reinvestment of dividends, according to the Solactive Equity Index Methodology. The methodology also addresses how the Index may be affected by corporate events affecting constituent stocks, including, but not limited stock dividends, stock splits, share repurchases and merger transactions.

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Index Oversight and Changes to Index Methodology

An oversight committee consisting of the Index Sponsor’s personnel is responsible for decisions regarding any amendments to the rules of the Index. The methodology of the Index is subject to periodic review, and may be changed from time to time by the Index Sponsor, subject to the approval of the oversight committee.

Hypothetical Back-Tested and Historical Index and Information

This section contains historical and hypothetical back tested performance data for the Index from June 16, 2017 to October 1, 2024. The hypothetical back-tested and historical performance data shown below is not an indication of future performance, which is impossible to predict. The Index was first published on January 26, 2023, and therefore has no actual historical information to report prior to that date. This section also contains actual historical performance data for the Index since its first date of publication.

All index performance data prior to the first publication date is hypothetical. Hypothetical index performance data is subject to significant limitations. No representation is made that the Index is likely to achieve gains or losses similar to those shown. In fact, there are frequently sharp differences between hypothetical performance results and the actual results subsequently achieved by any particular investment. One of the limitations of hypothetical performance information is that it did not involve financial risk, and cannot account for all factors that would affect actual performance.

The hypothetical back-tested and historical performance data were calculated by the Index Sponsor, and we have not independently verified their accuracy. The Index Sponsor has advised us that the hypothetical back-tested performance data were calculated in a manner consistent with the Index methodology described above, using published historical values to determine the Index constituents and the levels of the Index.

The vertical line in the graph below represents January 26, 2023, which is the date on which the Index was first published. The performance shown to the left of that line reflects the hypothetical back-tested performance of the Index, and the performance shown to the right of that line reflects the actual historical performance after the date of initial publication, through October 1, 2024.

Solactive MicroSectors™ Energy Index (BIGOIL)
3,000
2,500
2,000
1,500
1,000
500
0
Jun-17
Dec-17
Jun-18
Dec-18
Jun-19
Dec-19
Jun-20
Dec-20
Jun-21
Dec-21
Jun-22
Dec-22
Jun-23
Dec-23
Jun-24

Historical results are not indicative of future results.

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License Agreement

We have entered into a sub-license agreement with REX Shares, LLC (“REX” or the “Structuring Agent”), which licenses the Index from Solactive AG. The license agreement with the Structuring Agent also provides for the use of certain trade names, trademarks and service marks. We have also entered into a services agreement with REX to provide certain services related to product design, content generation and document dissemination.

Solactive AG (“Solactive”) is the licensor of the Index. The notes are not sponsored, endorsed, promoted or sold by Solactive in any way, and Solactive makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the notes; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive does not guarantee the accuracy and/or the completeness of the Index and shall not have any liability for any errors or omissions with respect thereto. Notwithstanding Solactive’s obligations to its licensees, Solactive reserves the right to change the methods of calculation or publication of the Index, and Solactive shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the Index. Solactive shall not be liable for any damages, including, without limitation, any loss of profits or business, or any special, incidental, punitive, indirect or consequential damages suffered or incurred as a result of the use (or inability to use) of the Index.

MicroSectorsTM and REXTM are registered trademarks of REX. The trademarks have been licensed for use for certain purposes by Bank of Montreal. The notes are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”). REX Index Parties make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Index to track general market performance. REX Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties. REX Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. REX Index Parties have no obligation or liability in connection with the administration, marketing or trading of the notes. Inclusion of a security within an index is not a recommendation by REX Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice.

REX INDEX PARTIES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. REX INDEX PARTIES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. REX INDEX PARTIES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BANK OF MONTREAL, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL REX INDEX PARTIES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE.

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SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental Canadian Tax Considerations

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the notes offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of notes, (3) is not affiliated with us, (4) does not receive any payment of interest on a note in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold notes in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

This summary does not address the possible application of the “hybrid mismatch arrangement” rules in section 18.4 of the Tax Act to a Non-Resident Holder (i) that disposes of a note to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” with respect to the Non-Resident Holder or in respect of which the Non-Resident Holder is a “specified entity”, (ii) that disposes of a note under, or in connection with, a “structured arrangement”, or (iii) in respect of which we are a “specified entity” (as such terms are defined in subsection 18.4(1) of the Tax Act). Such Non-Resident Holders should consult their own tax advisors.

This summary supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the notes should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed to be paid or credited by us on a note (including amounts on account or in lieu of payment of, or in satisfaction of interest) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is not subject to withholding tax unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest on a note, or any portion of the principal amount of a note in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax.

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In the event that a note, interest on which is not exempt from Canadian non-resident withholding tax (other than a note which is an “excluded obligation,” as defined in the Tax Act for this purpose) is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, or in certain cases, the price for which such note was assigned or transferred to the Holder by a person resident or deemed resident in Canada, the excess may be deemed to be interest and may, together with any interest that has accrued on the note to that time, be subject to Canadian non-resident withholding tax.

If an amount of interest paid by us on a note were to be non-deductible by us in computing our income as a result of the application of subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Subsection 18.4(4) would apply only if a payment of interest by us on a note constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

No payment of interest by us on a note should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement”, both as defined in subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these notes, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in subsection 18.4(6) of the Tax Act is reflected in the pricing of the notes, and (ii) it should also not be reasonable to consider that the notes were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch”.

Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of a note or on the proceeds received by a Holder on the disposition of a note (including redemption, cancellation, purchase or repurchase).

U.S. Federal Income Tax Considerations

By purchasing the notes, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat each note as a pre-paid cash-settled derivative contract for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the discussion (including the opinion of our special U.S. tax counsel, Ashurst LLP) in the product supplement under “Supplemental Tax Considerations—U.S. Federal Income Tax Considerations,” which applies to the notes, except that the following disclosure supplements the discussion in the product supplement.

Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity -linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which generally is any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. -source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective date of the U.S. Treasury Department regulations to provide that withholding on “dividend equivalent” payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on our determination that the notes are delta-one instruments, non-U.S. holders will be subject to withholding on dividend equivalent payments, if any, under the notes.  We will not pay additional amounts in respect of any dividend equivalent withholding.

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SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The terms and conditions set forth in a distribution agreement between Bank of Montreal and the Agents party thereto, including BMOCM, govern the sale and purchase of the notes.

On the Initial Trade Date, we sold an aggregate of $4,000,000 principal amount of the notes through BMOCM and through one or more dealers purchasing as principal through BMOCM for $25 per note. We received proceeds equal to 100% of the offering price of those notes. $25,000,000 in principal amount of the notes are outstanding as of the date of this document. After giving effect to the $12,500,000 in principal amount of the notes that we will issue on October 3, 2024, an aggregate of $37,500,000 in principal amount of the notes will be outstanding.

Additional notes may be offered and sold after the date of this document from time to time through BMOCM and one or more dealers at a price that is higher or lower than the stated principal amount, based on the Indicative Note Value at that time. Sales of the notes after the Initial Trade Date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. We will receive proceeds equal to 100% of the price that the notes are sold to the public, less any commissions paid to BMOCM or any other dealer. In addition, BMOCM may receive a portion of the Daily Investor Fee. We may not sell the full amount of notes offered by this pricing supplement, and may discontinue sales of the notes at any time.

We may deliver notes against payment therefor on a date that is greater than two business days following the date of sale of any notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in notes that are to be issued more than two business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

BMOCM and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the notes.

Broker-dealers may make a market in the notes, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (such term includes this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell a note covered by this prospectus that they acquire from us, BMOCM or other holders after the original offering and sale of the notes, or they may sell any notes covered by this prospectus in short sale transactions. This prospectus will be deemed to cover any short sales of notes by market participants who cover their short positions with notes borrowed or acquired from us or our affiliates in the manner described above.

Broker-dealers and other market participants are cautioned that some of their activities, including covering short sales with notes borrowed from us or one of our affiliates, may result in their being deemed participants in the distribution of the notes in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933 (the “Securities Act”). A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act.

BMOCM or another FINRA member will provide certain services relating to the distribution of the notes and may be paid a fee for its services equal to all, or a portion of, the Daily Investor Fee. BMOCM may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the Daily Investor Fee paid to BMOCM or such other FINRA member will be paid on a periodic basis over the term of the notes. Although BMOCM will not receive any discounts in connection with such sales, BMOCM is expected to charge normal commissions for the purchase of any such notes.

BMOCM will act as our agent in connection with any redemptions at the investor’s option, and the Redemption Fee Amount applicable to any such redemptions will be paid to us. Additionally, it is possible that BMOCM and its affiliates may profit from expected hedging activities related to this offering, even if the value of the notes declines.

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The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor.

We may use this pricing supplement in the initial sale of the notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Reissuances or Reopened Issues

We may, at our sole discretion, “reopen” or reissue the notes. We will issue the notes initially in an amount having the aggregate offering price specified on the cover page of this pricing supplement. However, we may issue additional notes in amounts that exceed the amount on the cover at any time, without your consent and without notifying you. The notes do not limit our ability to incur other indebtedness or to issue other securities. Also, we are not subject to financial or similar restrictions by the terms of the notes. For more information, please refer to “Description of the Notes We May Offer — General” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer — General” in the accompanying prospectus.

These further issuances, if any, will be consolidated to form a single class with the originally issued notes and will have the same CUSIP number and will trade interchangeably with the notes immediately upon settlement. Any additional issuances will increase the aggregate principal amount of the outstanding notes of the class, plus the aggregate principal amount of any notes bearing the same CUSIP number that are issued pursuant to any future issuances of notes bearing the same CUSIP number. The price of any additional offering will be determined at the time of pricing of that offering.

PS-48

VALIDITY OF THE NOTES

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the senior indenture, and when the notes have been duly completed in accordance with the senior indenture, the notes will have been validly executed, authenticated, issued and delivered, to the extent that validity of the notes is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank, subject to the following limitations (i) the enforceability of the senior indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the senior indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the senior indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the senior indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustee's authorization, execution and delivery of the senior indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated May 26, 2022, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated May 26, 2022.

In the opinion of Ashurst LLP, when the notes have been duly completed in accordance with the senior indenture, the notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the senior indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated May 26, 2022, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated May 26, 2022.

PS-49

Annex a

NOTICE OF EARLY REDEMPTION

To: [     ].com

Subject: Notice of Early Redemption, CUSIP No.: 06368L304

[BODY OF EMAIL]

Name of broker: [ ]

Name of beneficial holder: [ ]

Number of Notes to be redeemed: [ ]

Applicable Redemption Measurement Date: [ ], 20[ ]*

Broker Contact Name: [ ]

Broker Telephone #: [ ]

Broker DTC # (and any relevant sub-account): [ ]

The undersigned acknowledges that in addition to any other requirements specified in the pricing supplement relating to the notes being satisfied, the notes will not be redeemed unless (i) this notice of redemption is delivered to BMO Capital Markets Corp. (“BMO Capital Markets”) by 2:00 p.m. (New York City time) on the Index Business Day prior to the applicable Redemption Measurement Date; (ii) the confirmation, as completed and signed by the undersigned is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (iii) the undersigned has booked a delivery vs. payment (“DVP”) trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257 and (iv) the undersigned instructs DTC to deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned further acknowledges that the undersigned has read the section “Risk Factors — You will not know the Redemption Amount at the time you elect to request that we redeem your notes” in the pricing supplement relating to the notes and the undersigned understands that it will be exposed to market risk on the Redemption Measurement Date.

*Subject to adjustment as described in the pricing supplement relating to the notes.

A-1

ANNEX B

BROKER’S CONFIRMATION OF REDEMPTION

[TO BE COMPLETED BY BROKER]

Dated: ____________, 20______

BMO Capital Markets Corp.

BMO Capital Markets, as Calculation Agent

e-mail: [       ]

To Whom It May Concern:

The holder of $[     ] MicroSectorsTM Energy 3X Leveraged Exchange Traded Notes due January 29, 2043, CUSIP No. 06368L304 (the “notes”) hereby irrevocably elects to receive a cash payment on the Redemption Date* of [holder to specify] with respect to the number of notes indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the notes (the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Redemption Measurement Date with respect to the number of notes specified below at a price per note equal to the Redemption Amount, facing BMO Capital Markets DTC 5257 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

The undersigned acknowledges that in addition to any other requirements specified in the Prospectus being satisfied, the notes will not be redeemed unless (i) this confirmation is delivered to BMO Capital Markets by 5:00 p.m. (New York City time) on the same day the notice of redemption is delivered; (ii) the undersigned has booked a DVP trade on the applicable Redemption Measurement Date, facing BMO Capital Markets DTC 5257; and (iii) the undersigned will deliver the DVP trade to BMO Capital Markets as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of notes surrendered for redemption: ________

DTC # (and any relevant sub-account): ________

Contact Name: ________

Telephone: ________

Fax: ________

E-mail: ________

(At least 25,000 notes must be redeemed at one time (except as specified in the pricing supplement) to receive a cash payment on any Redemption Date.)

* Subject to adjustment as described in the pricing supplement relating to the notes.

B-1